UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

Registration Statement under the Securities Act of 1933

LEXINGTON ENERGY SERVICES INC. (Name of Small Business Issuer in its Charter)

NEVADA	1389	N/A
(State or Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

234125 Wrangler Road SE, RR#5
Calgary, Alberta, Canada, T2P 2G6

(403) 279 4550

(Address and telephone number of principal executive offices)

CSC Services of Nevada Inc.

502 East John Street
Carson City, Nevada  89706
(775) 882 3072

 (Name, address and telephone number of agent for service)

With a copy to:

Penny Green
Bacchus Law Group
1511 West 40th Avenue, Vancouver, BC V6M 1V7
Tel   (604) 732 4804     Fax  (604) 408 5177

Approximate Date of Proposed Sale to the Public:  As soon as practicable after this Registration Statement is declared effective.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.  ☐

If delivery of the Registration Statement is expected to be made pursuant to Rule 434, check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

i

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Unit (1) ($)	Proposed Maximum Aggregate Offering Price (1) ($)	Amount of Registration Fee ($)
Shares of Common Stock, par value $0.0001	2,145,365	0.20	450,526.65	13.17
Shares of Common Stock, par value $0.0001 (underlying warrants and options)	600,000	0.20	126,000	3.68
Total Fee Due				16.85

1

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 of the Securities Act, based upon the average of the bid ($0.17) and ask ($0.23) prices of our common stock on the OTC Bulletin Board on August 24, 2007.

PROSPECTUS

2,745,365 SHARES
COMMON STOCK

We are registering 2,745,365 common shares held by 21 selling shareholders, including 100,000 common shares held by a company controlled by one director and 625,000 common shares held in the name of two directors. The 2,745,365 shares include 2,145,365 common shares issued to the selling shareholders, 450,000 common shares underlying warrants, and 150,000 common shares underlying options.

Our common stock became eligible for trading on the OTC Bulletin Board on November 30, 2006. Our common stock is quoted on the OTC Bulletin Board under the symbol “LXES.OB”.

All of the shares of common stock are being offered for resale by the 21 selling shareholders at prevailing market prices established on the OTC Bulletin Board at the time of sale or any prices as the selling shareholders determine. These prices will fluctuate based on the demand for the shares of common stock. The reported closing price of our common stock on the OTC Bulletin Board on August 24, 2007 was $0.23 per share.

We will not receive any proceeds from the resale of shares of common stock by the selling shareholders, although we will receive proceeds from the exercise of warrants or options.  We will incur all costs associated with this Prospectus.

An investment in our common stock involves risks.  Investors should be able to afford the loss of their entire investment. See "Risk Factors" in this Prospectus.

Neither the US Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

Table of Contents

Prospectus Summary

1

Risk Factors

4

Use of Proceeds

10

Determination of Offering Price

10

Dilution of the Price you Pay for Your Shares

11

Selling Shareholders

14

Legal Proceedings

19

Directors, Executive Officers, Promoters, And Control Persons

19

Security Ownership of Certain Beneficial Owners and Management

22

Description of Securities

24

Interest of Named Experts and Counsel

26

Reports to Security Holders

27

Indemnification

27

Description of Business

28

Management's Discussion and Analysis or Plan of Operation

38

Description of Property

47

Certain Relationships and Related Transactions

48

Market For Common Equity and Related Stockholder Matters

48

Executive Compensation

50

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

53

Financial Statements

54

Prospectus Summary

Our Business

Lexington Energy Services Inc. (“Lexington”, “we”, “us”) was incorporated in the State of Nevada on March 30, 2005 and extra-provincially registered in the provinces of British Columbia and Alberta, Canada. We have three wholly-owned subsidiaries, Lexcore Services Inc.,  Lexcoil Inc. and Nitro-Gen Technologies Inc.

We are an oil field and gas service company providing oilfield service equipment and services to oil and gas companies. Through Lexcore, we operate our activities relating to our coring units, providing oil and gas companies drilling services. Through Lexcoil, we operate two coiled tubing units. Through Nitro-Gen, we operate our nitrogen generation unit. Each of Lexcore, Lexcoil and Nitro-Gen is now generating revenues, although only Lexcore had revenues to report as of May 31, 2007.

For the next twelve months (beginning August 2007), we plan to complete the purchase of a property, build a manufacturing facility, and build five truck mounted nitrogen generation units. Over the next twelve months we plan to spend approximately $11,540,000 to fully carry out our business plan. We have incurred net losses since our inception, and have not been able to reach the break-even point for the last two fiscal years. We have relied upon the sale of our securities to fund operations. We believe that increased revenues from our services will add new capital resources over the coming year, but we believe that our revenues will not provide sufficient capital resources to sustain our operations and fund product development over the next 12 months. We expect that our total expenses will increase over the next year as we increase our marketing and promotional activities and build a new facility and new units. Therefore, we expect to incur substantial losses over the next year.

We will be dependent on future financing in order to maintain our operations and carry out our business plan. We currently do not have sufficient financing to carry out our business plan and there is no guarantee that we will be able to obtain the necessary financing. Accordingly, there is uncertainty about our ability to continue our operations. If we cease our operations, you may lose your entire investment in our stock.

The Offering

The 2,745,365 common shares registered for sale by selling shareholders under this Prospectus represent approximately 11% of our issued common stock (assuming the registered 600,000 shares underlying options and warrants are issued).

The following is a brief summary of our offering:

Securities Offered

•

2,145,365 common shares (including 725,000 shares controlled by our directors)

•

450,000 common shares underlying warrants to purchase stock at $0.85 or $0.60 per share

•

150,000 common shares underlying options to purchase stock at $0.85 per share

Offering Price per Share	The selling shareholders can sell their shares at prevailing market prices established on the OTC Bulletin Board at the time of sale or at any price determined by the selling shareholders.
Market for Our Common Stock

Our common stock is quoted on the OTC Bulletin Board, under the trading symbol “LXES.OB”.  The market for our stock is highly volatile. We cannot assure you that there will be a market in the future for our common stock.

The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last-sale prices and volume information for over-the-counter equity securities.  Over-the-counter securities are traded by a community of market makers that enter quotes and trade through a sophisticated computer network.  Information on the OTC Bulletin Board can be found at www.otcbb.com. These quotations reflect inter-dealer prices, without retain mark-up, mark-down or commissions, and may not represent actual transactions.

Use of Proceeds

We will not receive any proceeds from the resale of the common stock by the selling shareholders.  We will, however, receive proceeds from any exercise of warrants and options for the purchase of shares registered in this Prospectus. We intend to use any such proceeds towards general corporate operations which will include marketing and promotion, travel, office maintenance, communication expenses and other office expenses.

Number of Shares Outstanding

There are 23,955,006 shares outstanding as of August 24, 2007. However, if all outstanding warrants and options granted as of August 24, 2007 were exercised, there would be 28,590,006 shares outstanding.

Financial Summary Information

All of the references to currency in this Prospectus are to US Dollars, unless otherwise noted.

The following table sets forth selected financial information, which should be read in conjunction with the information set forth under "Management’s Discussion and Analysis" in this Prospectus and our accompanying consolidated Financial Statements and related notes included elsewhere in this Prospectus.

Income Statement Data

	Six months ended May 31, 2007 ($) (Unaudited)	Fiscal year ended November 30, 2006 ($)	Period from March 30, 2005 (inception) to November 30, 2006 ($)
Revenue	1,783,250	0	0
Direct Costs	996,515	0	0
Gross Profit	786,735	0	0
Expenses	3,146,477	2,055,693	2,132,807
Net Loss	2,357,260	1,971,446	2,048,560
Net Loss per share	0.11	0.13	-

Balance Sheet Data

	May 31, 2007 ($) (Unaudited)	November 30, 2006 ($)
Working Capital Deficit	1,891,796	329,465
Total Assets	8,181,833	5,741,350
Total Liabilities	3,541,522	1,246,921

Risk Factors

Please consider the following risk factors before deciding to invest in our common stock.

This offering and any investment in our common stock is speculative. You should carefully consider the risks described below and all of the information contained in this Prospectus before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. The trading price of our common stock could decline, and you may lose all or part of your investment in our common stock.

Lexington Risks

1. A decline in or substantial volatility of oil and gas prices could adversely affect the demand for our services, which could mean a decrease in our revenues.

We anticipate that the demand for our services will be primarily determined by oil and gas prices and the related general production spending and level of drilling activity in Western Canada. Volatility or weakness in oil and gas prices (or the perception that oil and gas prices will decrease) will likely affect the spending patterns of our possible customers and may result in the drilling of fewer new wells or lower production spending on existing wells. This, in turn, could result in lower demand for our services and may cause lower rates and lower utilization of our well service equipment. A decline in oil and gas prices or a reduction in drilling activities could materially and adversely affect the demand for our services and could seriously decrease our revenues or prevent us from generating any revenues.

2. There is substantial uncertainty as to whether we will continue operations. If we discontinue operations, you could lose your investment.

The following factors raise substantial doubt regarding the ability of our business to continue as a going concern: (i) the losses we incurred since our inception; and (ii) our dependence on sale of equity securities and receipt of capital from outside sources to continue in operation. We anticipate that we will incur increased expenses without realizing enough revenues. We therefore expect to incur significant losses in the foreseeable future. The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue our business. If we are unable to obtain additional financing from outside sources and eventually produce enough revenues, we may be forced to sell our assets, curtail or cease our operations. If this happens, you could lose all or part of your investment.

3. If we do not obtain additional financing to fund our operations and development, we will be unable to complete all planned activities resulting in the failure of our business.

We will require significant expenditures of capital in order to continue our current operations, complete the purchase of a property, build a new facility and build five nitrogen generation units. We estimate the total costs will be approximately $11,540,000. We plan to obtain the necessary funds through private placements, a direct offering, bank loans or joint ventures with other companies. We may not be able to raise those amounts from our planned sources.

Obtaining additional financing will be subject to a number of factors including current and anticipated oil and gas prices, market conditions, investor acceptance of our business plan, and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financing unattractive or unavailable to us. There is no assurance that any additional financing will be available or if available, on terms that will be acceptable to us. If we are unable to raise additional financing, we will have to significantly reduce our spending, delay or cancel planned activities or substantially change our current corporate structure. In such an event, we intend to implement expense reduction plans in a timely manner. However, these actions would have material adverse effects on our business, revenues, operating results, and prospects, resulting in a possible failure of our business.

4. Competition within the well services industry may prevent us from becoming profitable.

The oil well services industry is highly competitive and fragmented and includes numerous small companies capable of competing effectively in our markets on a local basis as well as several large companies that possess substantially greater financial and other resources than we do. Our larger competitors' greater resources could allow those competitors to compete more effectively than we can. The amount of equipment available may exceed demand, which could result in active price competition. Many contracts are awarded on a bid basis, which may further increase competition based primarily on price. In addition, recent market conditions have stimulated the reactivation of well servicing rigs and construction of new equipment, which could result in excess equipment and lower utilization rates in future periods.  This could decrease our revenues or prevent us from generating revenues or becoming profitable.

5. Our business is subject to environmental legislation and any changes in such legislation could negatively affect our results of operations.

The oil and gas industry is subject to many laws and regulations which govern the protection of the environment, health and safety and the management, transportation and disposal of hazardous substances. These laws and regulations may require removal or remediation of pollutants and may impose civil and criminal penalties for violations. Some of the laws and regulations authorize the recovery of natural resource damages by the government, injunctive relief and the imposition of stop, control, remediation and abandonment orders. The costs arising from compliance with environmental and natural resource laws and regulations may increase operating costs for both us and our potential customers. Any regulatory changes that impose additional environmental restrictions or requirements on us or on our potential customers could adversely affect us through increased operating costs and potential decreased demand for our services, which could have a material adverse effect on our results of operations.

6. Our business may be seasonal and influenced by weather patterns which could lower demand for our services and result in a decrease in revenues.

In Canada, the amount of oil and gas exploration and production activity is influenced by seasonal weather patterns.  In spring, wet weather can make the ground unstable, and result in road closures that restrict the movement of rigs and other heavy equipment, thereby decreasing activity levels. Also, some oil and gas producing areas are located in sections of the Western Canadian Sedimentary Basin that are inaccessible, other than during the winter, because the ground surrounding or containing the drilling sites in these areas consists of terrain known as muskeg.  Until the muskeg freezes, the terrain cannot be crossed to reach the drilling site.  Also, once rigs and other equipment have been moved to a drilling site, they may become stranded if the muskeg thaws unexpectedly. We believe that a severe change in weather patterns in western Canada could lower the demand for our services which could result in a decrease in revenues.

7. We are exposed to currency exchange risk which could cause our reported earnings or losses to fluctuate.

Although we intend to report our financial results in US dollars, a portion of our sales and operating costs may be denominated in Canadian dollars. In addition, we are exposed to currency exchange risk on any of our assets that we denominate in Canadian dollars. Since we present our financial statements in US dollars, any change in the value of the Canadian dollar relative to the US dollar during a given financial reporting period would result in a foreign currency loss or gain on the translation of our Canadian dollar assets into US dollars. Consequently, our reported earnings or losses could fluctuate materially as a result of foreign exchange translation gains or losses.

8. New legislation, including the Sarbanes-Oxley Act, may make it more difficult for us to retain or attract officers and directors, which could increase our operating costs or prevent us from becoming profitable.

The Sarbanes-Oxley Act was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC, under the Exchange Act. Upon becoming a public company, we will be required to comply with the Sarbanes-Oxley Act.

The enactment of the Sarbanes-Oxley Act has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. In 2007 we experienced problems retaining one of our directors who resigned on May 1, 2007. Whilst we appointed Elston Johnston as a new director, we may be unable to attract and retain our existing or new directors or officers. We continue to evaluate and monitor developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These hurdles could prevent us from becoming profitable.

9. As our business assets and our directors and officers are located in Canada investors may be limited in their ability to enforce US civil actions against our assets or our directors and officers.  You may not be able to receive compensation for damages to the value of your investment caused by wrongful actions by our directors.

Our business assets are located in Canada and our directors and officers are residents of Canada.  Consequently, it may be difficult for US investors to effect service of process within the US upon our assets or our directors or officers, or to realize in the US upon judgments of US courts predicated upon civil liabilities under US Federal Securities Laws.

A judgment of a US court predicated solely upon such civil liabilities may not be enforceable in Canada by a Canadian court if the US court in which the judgment was obtained did not have jurisdiction, as determined by the Canadian court, in the matter.  There is substantial doubt whether an original action could be brought successfully in Canada against any of our assets or our directors and officers predicated solely upon such civil liabilities.  You may not be able to recover damages as compensation for a decline in your investment.

10. We do not have any patent protection for the design of our equipment which could prevent us from becoming profitable.

We believe part of our competitive edge is our unique equipment that combines existing technologies and equipment to create better performing equipment.  We have not sought and do not plan on seeking patent protection for our equipment or systems.  It may not be possible for us to obtain patent protection for many aspects of our equipment.  We cannot assure you that others will not independently develop substantially equivalent information and techniques. If other companies build and lease equipment which is similar or better to ours, we may not be able to find and maintain customers for our services, which could prevent us from becoming profitable.

11. The issuance of shares upon exercise of warrants and options may cause immediate dilution to our existing shareholders.

The issuance of shares upon exercise of warrants and options may result in dilution to the interests of other stockholders.  As of August 24, 2007, there are 450,000 warrants and 4,185,000 options outstanding which would result in an additional 4,635,000 common shares issued if all were exercised. This would increase our outstanding shares by approximately 15.5% and result in an immediate dilution to shareholders.  Also, the 450,000 warrants and 150,000 options we are registering through this Prospectus could result in 600,000 common shares to be issued without trading restrictions upon the exercise of warrants and options.

On January 16, 2007, we filed with the SEC a Form S-8 registering options to purchase up to 2,000,000 common shares to be issued to employees, executives and consultants pursuant to the 2007 Non-qualified Stock Option Plan. Currently 1,730,000 common shares are available for future issuance under this stock option plan. Pursuant to this stock option plan, the issuance of common shares upon exercise of options may result in further dilution to the interests of existing shareholders. Also, the 1,730,000 common shares will be issued without trading restrictions.

Risks Associated with Our Securities

12. Because the SEC imposes additional sales practice requirements on brokers who deal in our shares which are penny stocks, some brokers may be unwilling to trade them. This means that you may have difficulty reselling your shares and this may cause the price of the shares to decline.

Our shares are classified as penny stocks and are covered by Section 15(g) of the Exchange Act which impose additional sales practice requirements on brokers-dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, the broker-dealer must make a special suitability determination and receive from you a written agreement prior to making a sale for you. Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline.

13. We do not intend to pay dividends and there will be less ways in which you can make a gain on any investment in Lexington.

We have never paid any dividends and currently do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may likely prohibit the payment of a dividend. Because we do not intend to declare dividends, any gain on an investment in us will need to come through appreciation of the stock’s price.

14. We indemnify our directors against liability to us and our stockholders, and the costs of this indemnification could negatively affect our operating results.

Our bylaws allow for the indemnification of company officers and directors in regard to their carrying out the duties of their offices. The bylaws also allow for reimbursement of certain legal defenses. As to indemnification for liabilities arising under the Securities Act for directors, officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy and unenforceable.

Since our directors and officers are aware that they may be indemnified for carrying out the duties of their offices, they may be less motivated to ensure that meet the standards required by law to properly carry out their duties, which could have a negative impact on our operating results. Also, if any director or officer claims against us for indemnification, the costs could have a negative effect on our operating results.

15. The price and trading volume of our common stock has been highly volatile and could adversely affect your ability to sell your shares and the available price for the shares when sold.

Our common stock is quoted on the OTC Bulletin Board under the trading symbol “LXES.OB”.  The market for our stock is highly volatile. We cannot assure you that there will be a market in the future for our common stock. Trading of securities on the OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling or obtaining market quotations, which may have a depressive effect on the market price for our common stock. You may not be able to sell your shares at your purchase price or at any price at all. Accordingly, you may have difficulty reselling any shares your purchase from the selling shareholders.

Use of Proceeds

We will not receive any proceeds from the resale of the common stock offered through this Prospectus by the selling shareholders. However, we will receive the proceeds from the issuance of shares of common stock to five selling shareholders upon exercise of warrants and options. The 450,000 warrants can be exercised at a price of $0.85 or $0.60 per share until May 11, 2012 or July 11, 2009 respectively and the 150,000 options can be exercised at a price of $0.85 per share until April 11, 2009. We intend to use the proceeds from any such sale of shares of common stock for general corporate operations.

Determination of Offering Price

The selling shareholders will sell their shares at prevailing market prices at the time of sale or any prices as the selling shareholders determine. The number of shares that may actually be sold by a selling shareholder will be determined by each selling shareholder. The selling shareholders are under no obligation to sell all or any portion of the shares offered, nor are the selling shareholders obligated to sell such shares immediately under this Prospectus.

Dilution of the Price you Pay for Your Shares

Since this offering is being made solely by the selling shareholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering. The issuance of shares upon the exercise of 450,000 warrants and 150,000 options, however, may result in dilution to the interests of existing shareholders since the holders of 450,000 warrants and 150,000 options may ultimately exercise and sell the full amount of their shares upon the exercise. This amount would increase the amount of our outstanding shares by approximately 2.4% and result in an immediately dilution to existing shareholders.

Plan of Distribution

Our common stock is quoted on the OTC Bulletin Board, under the trading symbol “LXES.OB”. The actual price of the shares sold herein by the selling shareholders will be determined by prevailing market prices at the time of sale or any prices as the selling shareholders determine.

Trading in stocks quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with a company's operations or business prospects. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like the NASDAQ Small Cap or a stock exchange. In the absence of an active trading market: (a) investors may have difficulty buying and selling or obtaining market quotations; (b) market visibility for our common stock may be limited; and (c) a lack of visibility for our common stock may have a depressive effect on the market price for our common stock. Therefore, the market for our stock is highly volatile. We cannot assure you that there will be a market in the future for our common stock.

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

•

at prevailing market prices;

•

in privately negotiated transactions;

•

in any combination of these methods of distribution.

The sales price to the public may be:

•

the market price prevailing at the time of sale;

•

a price related to such prevailing market price; or

•

such other price as the selling shareholders determine from time to time.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

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not engage in any stabilization activities in connection with our common stock;

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furnish each broker or dealer through which common stock may be offered, such copies of this Prospectus, as amended from time to time, as may be required by such broker or dealer; and

•

not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

None of the selling shareholders will engage in any electronic offer, sale or distribution of the shares. Further, neither we nor any of the selling shareholders have any arrangements with a third party to host or access our Prospectus on the Internet.

Regulation M

During such time as the selling shareholders may be engaged in a distribution of any of the shares being registered by this registration statement, the selling shareholders are required to comply with Regulation M. In general, Regulation M precludes any selling security holders, any affiliated purchasers and any broker-dealers or other persons who participate in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.

Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods.  Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution.  Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.  We have informed the selling shareholders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this Prospectus, and we have also advised the selling shareholders of the requirements for delivery of this Prospectus in connection with any sales of the common stock offered by this Prospectus.

In regards to short sells, the selling shareholders cannot cover their short sales with shares from this offering. In addition, if such short sale is deemed to be a stabilizing activity, then the selling shareholders will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

Penny Stock Rules

The SEC has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks.  Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the OTC Bulletin Board system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which:

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contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

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contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements;

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contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask price;

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contains a toll-free telephone number for inquiries on disciplinary actions;

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defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

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contains such other information and is in such form (including language, type, size, and format) as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer:

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with bid and offer quotations for the penny stock;

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the compensation of the broker-dealer and its salesperson in the transaction;

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the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

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monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

Selling Shareholders

The 21 selling shareholders are offering 2,145,365 shares of common stock already issued, 150,000 shares of common stock upon the exercise of options and 450,000 shares of common stock upon the exercise of warrants.  The shares being registered were issued or transferred in on or more of the following transactions:

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On June 1, 2005, we issued 5,000,000 common shares to our director Tannisah Kruse and 5,000,000 shares to our director Larry Kristof at a price of $0.0001 per share for total proceeds of $1,000. In December 2006, Larry Kristof sold his 1,500,000 common shares registered under our SB-2 effective on September 22, 2006.

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On March 29, 2006, Tannisah Kruse (who resigned as our director on March 28, 2006) sold 4,750,000 shares of her common shares to Greystone Holdings Ltd., a company controlled by Brent Nimeck, another Lexington director, at $0.0001 per share for proceeds of $475. In December 2006, Greystone Holding Ltd. sold its 100,000 common shares registered under our SB-2 effective on September 22, 2006.

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On March 29, 2006, our director Larry Kristof sold 100,000 shares of his common stock to Elston Johnson at a price of $0.25 per share, for proceeds of $25,000.

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On December 7, 2006 we issued 43,860 shares of common stock pursuant to the exercise of options at $0.50 per share for cash proceeds of $21,930.

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On December 29, 2006 we issued 255,755 shares of common stock pursuant to the exercise of warrants at $0.85 for cash proceeds of $217,392.

•

In February 2007 we issued 107,489 shares of common stock pursuant to the exercise of options at $0.50 per share for cash proceeds of $53,744.

•

In February 2007 we issued 330,957 shares of common stock to seven investors at $1.00 per share for cash proceeds of $330,957.

•

In March 2007 we issued 255,000 shares of common stock to five US investors at $1.00 per share for cash proceeds of $255,000, 20,548 shares of common stock to one US consultant for services, and 12,512 shares of common stock to our non-US legal counsel for legal services. We relied on Regulation S and Section 4(2) of the Securities Act as exemptions from registration for the issuance.

•

On April 11, 2007 we issued one consultant options to purchase up to 150,000 common shares at $0.85 per share until April 11, 2009 for services.

•

In April 2007 we issued 395,000 shares of common stock to one consultant and one director for their services.

•

On May 11, 2007 we issued 100,000 shares of common stock and warrants to purchase up to 150,000 common shares at $0.85 until May 11, 2012 to two US residents and one non US resident for services pursuant to a consulting agreement. We relied on Regulation S and Section 4(2) of the Securities Act as exemptions from registration for the issuance.

•

On July 11, 2007 we issued 600,000 common shares and warrants to purchase up to 300,000 common shares at $0.60 per share until July 11, 2009 to a Hong Kong company, Omni Enterprises Limited, for investor relations consulting services.

Except as otherwise noted, all of the above issuances were exempt from registration under Regulation S of the Securities Act.

The selling shareholders may sell at prevailing market prices or privately negotiated prices. This Prospectus includes registration of the following shares:

•

2,145,365 common shares (including 725,000 shares controlled by our directors)

•

450,000 common shares underlying warrants and 150,000 common shares underlying options.

The following shares that are being registered are controlled by our directors:

•

300,000 common shares in the name of Brent Nimeck, a director, and 100,000 common shares in the name of Greystone Holdings Ltd., a company controlled by Brent Nimeck;

•

325,000 common shares in the name of Elston Johnston, a director.

More information of the option and warrant holders is included in the table as follows:

Holder	Number of Common Shares underlying Options or Warrants	Exercise Price ($)	Expiry Date
Mark Procknow	150,000	0.85	The earlier of April 11, 2009 or 90 days after the termination of the consulting agreement
Catalis Advisors Inc.	15,000	0.85	May 11, 2012
Marijolein Imfeld	67,500	0.85	May 11, 2012
Propel Resources Corp.	67,500	0.85	May 11, 2012
Omni Enterprises Ltd.	300,000	0.60	July 11, 2009
Total	600,000

The options and warrants were issued pursuant to Regulation S or Section 4(2) of the Securities Act. The options and warrants are non-transferable and may be exercised upon payment and a notice being sent to us.

The following table provides as of August 24, 2007 information regarding the beneficial ownership of our common stock held by each of the selling shareholders (including holders of options and warrants for shares being registered), including:

•

the number of shares owned by each prior to this offering;

•

the total number of shares that are to be offered for each;

•

the total number of shares that will be owned by each upon completion of the offering; assuming all shares are sold that are being registered;

•

the percentage owned by each; and

•

the identity of the beneficial holder of any entity that owns the shares.

Name of Selling Shareholder	Shares Owned Prior to this Offering (1)	Percent (%) (2)	Maximum Number of Shares Being Offered	Beneficial Ownership After Offering	Percentage Owned upon Completion of the Offering (2)
Michael G. Adam	10,000	(3)	10,000	0	0

Jessie Acton	43,860	(3)	43,860	0	0
Alliance World Limited (4)	317,391	1.3	217,391	100,000	(3)
Joseph Caldow	3,500	(3)	3,500	0	0
Catalis Advisors Inc. (5)	25,000 (6)	(3)	25,000	0	0
DBR Retirement Trust (7)	30,000	(3)	30,000	0	0
Brian K. Drinkwalter	50,000	(3)	50,000	0	0
Equity Performance Group (8)	20,548	(3)	20,548	0	0
Greystone Holdings Ltd. (9)	4,150,000	17.3	100,000	4,050,000	16.9
Jimmy Hartley	2,066	(3)	2,066	0	0
Marjolein Imfeld	112,500 (10)	(3)	112,500	0	0
Elston Johnston (11)	1,425,000 (12)	5.7	325,000	1,100,000	4.4
Mazur Investments Limited Partnership (13)	100,000	(3)	100,000	0	0
Richard F. Mazur (13)	115,000	(3)	115,000	0	0
Mokia Nievergett	4,000	(3)	4,000	0	0
Brent Nimeck (14)	5,100,000 (15)	20.7	300,000	4,800,000	19.5
Omni Enterprises Ltd. (16)	900,000 (17)	3.7	900,000	0	0
Darcy Peebles	4,000	(3)	4,000	0	0
Mark Procknow	220,000 (18)	(3)	220,000	0	0
Propel Resources Corp. (19)	112,500 (20)	(3)	112,500	0	0
Reflections Steaming Inc. (21)	50,000	(3)	50,000	0	0
Total			2,745,365

(1)

The number and percentage of shares beneficially owned is determined in accordance with the Rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days.

(2)

Percentages calculated are based on the total outstanding shares of 23,955,006 as at August 24, 2007.

(3)

Less than 1%.

(4)

Cathy Chu has voting and investment control over securities held by Alliance World Limited.  Cathy Chu also has voting and investment control over 600,000 shares and warrants to purchase 300,000 shares held by Omni Enterprises Ltd. and registered in this Prospectus.

(5)

Michael Magat has voting and investment control over securities held by Catalis Advisors Inc.

(6)

Includes 10,000 common shares and warrants to purchase up to 15,000 common shares at $0.85 per share until May 11, 2012.

(7)

Dick Mazur has voting and investment control over securities held by DBR Retirement Trust.

(8)

Gary Geraci has voting and investment control over securities held by Equity Performance Group.

(9)

Brent Nimeck, our President, CEO, CFO, Chief Operation Officer and director, has voting and investment control over securities held by Greystone Holdings Ltd. In addition, Brent Nimeck has, in his own name, 300,000 common shares and options to purchase 650,000 common shares.

(10)

Includes 45,000 common shares and warrants to purchase up to 67,500 common shares at a price of $0.85 per share until May 11, 2012.

(11)

Elston Johnston is one of our two directors.

(12)

Includes options to purchase up to 150,000 common shares at $0.20 per share until December 30, 2007, options to purchase up to 150,000 common shares at $0.50 per share until April 5, 2008, options to purchase up to 675,000 common shares at $0.50 per share until May 15, 2009 and 450,000 common shares held in his own name.

(13)

Dick Mazur has voting and investment control over securities held by Mazur Investments Limited Partnership.

(14)

Brent Nimeck is our President, CEO, CFO, Chief Operation Officer and director.

(15)

Includes options to purchase up to 250,000 common shares at $0.10 per share until October 20, 2007, options to purchase up to 150,000 common shares at $0.50 per share until April 5, 2008 and options to purchase up to 250,000 common shares at $0.50 per share until May

17, 2008, 300,000 common shares held in his own name and 4,150,000 common shares held by Greystone Holdings Ltd.

(16)

Cathy Chu has voting and investment control over securities held by Omni Enterprises Ltd.

(17)

Includes warrants to purchase up to 300,000 common shares at $0.60 per share until July 11, 2009 and 600,000 common shares.

(18)

Includes 70,000 common shares and options to purchase up to 150,000 common shares at a price of $0.85 per share until April 11, 2009.

(19)

James Amira has voting and investment control over securities held by Propel Resources Corp.

(20)

Include 45,000 common shares and warrants to purchase up to 67,500 common shares at a price of $0.85 per share until May 11, 2012.

(21)

Chuck Lauzon has voting and investment control over securities held by Reflections Steaming Inc.

The percentages are based on the 23,955,006 shares of common stock outstanding on August 24, 2007 and shares that the selling stockholders can sell or exercise upon options within 60 days.

Other than as described above, none of the selling shareholders or their beneficial owners has had a material relationship with us other than as a shareholder at any time within the past three years, or has ever been one of our officers or directors or an officer or director of our predecessors or affiliates.

None of the selling shareholders are NASD registered broker-dealers or affiliates of NASD registered broker-dealers.

Legal Proceedings

Management is not aware of any legal proceedings contemplated by any governmental authority against us. None of our directors, officers or affiliates are (i) a party adverse to us in any legal proceedings, or (ii) have an adverse interest to us in any legal proceedings.

Directors, Executive Officers, Promoters, And Control Persons

Directors and Officers

Our bylaws allow the number of directors to be fixed by the Board of Directors. Our Board of Directors has fixed the number of directors at two.

Our current directors and officers are as follows:

Name	Age	Position
Brent Nimeck	29	Director, President, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Secretary, Treasurer
Elston Johnston	56	Director

The directors will serve as directors until our next annual shareholder meeting or until a successor is elected who accepts the position. Directors are elected for one-year terms. Officers hold their positions at the will of the Board of Directors.  There are no arrangements, agreements or understandings between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence the management of our affairs.

Brent Nimeck, Director, President, CEO, CFO and COO

Brent Nimeck has been our director since November 3, 2005. Mr. Nimeck was appointed as our President, CEO, CFO on April 20, 2007 and was appointed as our COO on January 23, 2007. From 2002 to the present, Mr. Nimeck has been the  general manager of Southern Well Testing Ltd., a company whose main focus is production testing of oil and gas wells. Southern Well Testing also designs and fabricates oil well testing packages.  Mr. Nimeck has been personally involved in every aspect of building all six of the mobile oil well testing units currently owned by Southern Well Testing, from negotiating with suppliers to physically assembling the equipment.  From 1997 to 2002, Mr. Nimeck worked as a supervisor and equipment operator with Schlumberger International, a supplier of services and technology to the international petroleum industry, and was responsible for crew supervision offshore and on land.

Elston Johnston, Director

Elston Johnston was appointed as a director on April 2, 2007. Mr. Johnston has been a professional engineer and a consultant in the areas of commercial/industrial fire protection and loss prevention for the past thirty years. From 1997 to present he has been President, engineer and consultant of Ironstone Engineering Inc., his own company which is in the business of design and installation of automatic sprinkler systems and fire protection systems. As a consultant engineer, Mr. Johnston has been involved in construction and business ventures, including projects in the energy and oil & gas sectors. Mr. Johnston obtained a B.Sc.E.E. from the University of New Brunswick in 1976 and is a member of the Association of Professional Engineers in both British Columbia and Alberta (APEGBC & APEGGA).

In addition, Mr. Johnston currently is the President and a director of Urastar Energy Inc., a publicly traded company listed on the TSX Venture Exchange.  He also is a director of Adanac Molybdenum Corporation, trading on the TSX Exchange and Global Tree Technologies Inc., traded on the TSX Venture Exchange.

Other than disclosed above, none of our directors currently serve on the boards of other public companies.

Significant Employees

Other than the officers described above, we do not expect any other individuals to make a significant contribution to our business.

Family Relationships

There are no family relationships among our officers, directors, or persons nominated for such positions.

No Legal Proceedings

None of our directors, executive officers, promoters or control persons have been involved in any of the following events during the past five years:

•

any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•

any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

•

being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Audit Committee

The functions of the Audit Committee are currently carried out by our Board of Directors.  Our Board of Directors has determined that we do not have an audit committee financial expert on our Board of Directors carrying out the duties of the Audit Committee.  Our Board of Directors has determined that the cost of hiring a financial expert to act as a director of Lexington and to be a member of the Audit Committee or otherwise perform Audit Committee functions outweighs the benefits of having a financial expert on the Audit Committee.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the ownership, as of August 24, 2007, of our common stock by each of our directors, and by all executive officers and directors as a group, and by each person known to us who is the beneficial owner of more than 5% of any class of our securities. As of August 24, 2007, there were 23,955,006 common shares issued and outstanding. All persons named have sole voting and investment power with respect to the shares, except as otherwise noted.  The number of shares described below includes shares which the beneficial owner described has the right to acquire within 60 days of the date of this Prospectus.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
Common	Brent Nimeck (1) Box 1000, Brooks Alberta T1R 1B6	5,100,000 (2)	20.7%
Common	Elston Johnston (3) 655 Moncton Street, Richmond, British Columbia, Canada V7E 3A8	1,425,000 (4)	5.7%
	All Officers and Directors as a Group	6,525,000	26.4%

Common	Larry Kristof (5) 510 – 609 Granville Street PO Box 10326 Vancouver, British Columbia, Canada V7Y 1G5	4,923,743 (6)	18.6%

1. Brent Nimeck is a director, President, CEO, CFO and COO of us.

2. Includes:

a.

4,150,000 common shares owned by Greystone Holdings Ltd., a company over which Mr. Nimeck has voting and investment control;

b.

300,000 common shares held in his own name;

c.

options to purchase up to 250,000 common shares at $0.10 per share until October 20, 2007; options to purchase up to 150,000 common shares at $0.50 per share until April 5, 2008; and options to purchase up to 250,000 common shares at $0.50 per share until May 17, 2008.  All these options are held in Mr. Nimeck’s own name.

3. Elston Johnston is a director of us.

4. Includes:

a.

options to purchase up to 150,000 common shares at $0.20 per share until December 30, 2007;

b.

options to purchase up to 150,000 common shares at $0.50 per share until April 5, 2008;

c.

options to purchase up to 675,000 common shares at $0.50 per share until May 15, 2009; and

d.

450,000 common shares.

5. Larry Kristof is a significant shareholder and was previously our director, President, CEO and CFO.

6. Includes:

a.

4,053,743 common shares owned by 0770987 B.C. Ltd., a company over which Mr. Kristof has voting and investment control (although he denies beneficial ownership);

b.

470,000 common shares held by 8994550 LLC, a company over which Mr. Kristof has voting and investment control;

c.

options to purchase up to 150,000 common shares at $0.50 per share until April 5, 2008 held in his own name; and

d.

options to purchase up to 250,000 common shares at $0.50 per share until May 17, 2008 held in his own name.

Description of Securities

Common Stock

As of August 24, 2007, we have 23,955,006 shares of our common stock outstanding and we have outstanding obligations to issue up to 4,185,000 common shares pursuant to options we have granted at exercise prices ranging from $0.10 to $0.85 per share and with expiry dates ranging from October 1, 2007 to May 24, 2009.  We have outstanding obligations to issue up to 450,000 common shares pursuant to warrants we have issued at an exercise price of $0.85 or $0.60 per share until May 11, 2012 or July 11, 2009 respectively. Other than the options and warrants, we have no other outstanding convertible securities.

Our authorized capital stock  consists of 100,000,000 common shares at $0.0001 par value, and 20,000,000 preferred shares at $0.0001 par value. Holders of common stock have no preemptive rights to purchase additional shares of common stock or other subscription rights. The common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of common stock are entitled to share equally in dividends from sources legally available, therefore, when, as and if declared by our Board of Directors, and upon our liquidation or dissolution, whether voluntary or involuntary, to share equally in our assets available for distribution to our stockholders.

Our Board of Directors is authorized to issue additional shares of common stock not to exceed the amount authorized by our Articles of Incorporation, on such terms and conditions and for such consideration as our Board may deem appropriate without further stockholder action.

Voting Rights

Each holder of common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of common stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to our Board of Directors.

Dividend Policy

Holders of our common stock are entitled to dividends if declared by the Board of Directors out of funds legally available therefore. We do not anticipate the declaration or payment of any dividends in the foreseeable future. We intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy will be subject to the discretion of our Board of Directors and will be contingent upon future earnings, if any, our financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends of any kind will ever be paid.

Preferred Stock

We are authorized to issue up to 20,000,000 shares of $0.0001 par value preferred stock. We have no shares of preferred stock outstanding. Under our Articles of Incorporation, our Board of Directors has the power, without further action by the holders of the common stock, to determine the relative rights, preferences, privileges and restrictions of the preferred stock, and to issue the preferred stock in one or more series as determined by the Board of Directors. The designation of rights, preferences, privileges and restrictions could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock.

Stock Transfer Agent

Island Stock Transfer has been appointed by us to serve as our stock transfer agent.

Shares Eligible for Future Sale

The 2,145,365 common shares and 600,000 common shares upon exercise of warrants and options registered in this offering will be freely tradable without restrictions under the Securities Act.  A total of 725,000 common shares are being registered in this Prospectus by our "affiliates" (officers, directors or 10% shareholders currently or during the past 90 days), including 100,000 common shares held by Greystone Holdings Ltd., a company controlled by Brent Nimeck, our director, President, CEO, CFO and COO. Of the 8,353,743 shares of our issued common stock that are not being registered in this Prospectus or have not been registered in a previous registration statement:

•

4,050,000 shares have been held by Greystone Holdings Ltd., a company controlled by Brent Nimeck, our director, President, CEO, CFO and COO, for more than a year;

•

250,000 shares have been held by Tannisah Kruse, our previous director and CFO, for more than two years; and

•

4,053,743 shares have been held by 0770987 B.C. Ltd., a company controlled by Larry Kristof, our previous director, President, CEO and CFO, for more than a year.

In general, under Rule 144 as currently in effect, any of our affiliates and any person or persons whose sales are aggregated, who have beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding any sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements and availability of current public information about us.

Non-affiliates who have held their restricted shares for two years may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding any sale. Therefore, since both Greystone Holdings Ltd. and 0770987 B.C. Ltd. held their shares for more than a year, any shares they own which are not being registered pursuant to this or another registration statement are restricted and their sale will be subject to the limitations of the three-month period imposed by Rule 144. Tannisah Kruse, being a non-affiliate, is entitled to sell her shares under Rule 144 without regard to any of the above limitations.

Sales may only be made under Rule 144 where there is available adequate current public information with respect to the issuer of the securities in accordance with Rule 144(c)(1). Rule 144(c)(1) deems such information to be available if either the issuer has securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, or has been subject to the reporting requirements of Section 13 of that Act for a period of at least 90 days immediately preceding the sale of the securities and has filed all the reports required to be filed thereunder during the 12 months preceding such sale (or for such shorter period that the issuer was required to file such reports).

When the shares become eligible to be sold pursuant to Rule 144, then sales of large amounts of shares that may be sold in the future on the OTC Bulletin Board could have a significant depressive effect on the market value of our shares.  This would therefore reduce new investors' ability to sell their shares into the market and negatively impact their ability to receive either a return on their investment or the amount invested.

The 8,353,743 outstanding restricted securities held by our director and previous directors that are not registered in this Prospectus are subject to the sale limitations imposed by Rule 144. The 2,635,000 common shares upon the exercise of options that are not being registered in this Prospectus or have been included in previous registration statements are also subject to the sale limitations imposed by Rule 144. The availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

Interest of Named Experts and Counsel

Accountants

Our audited Financial Statements for the year ended November 30, 2006 have been included in this Prospectus in reliance upon Amisano Hanson, an independent registered public accounting firm, as experts in accounting and auditing.

Legal Matters

Penny Green, of Bacchus Law Group, will give an opinion on the validity of the securities being registered.  On June 26, 2007 we paid legal fees of $45,273.28 to Penny Green by the issuance of 113,183 common shares.

Reports to Security Holders

We are subject to the reporting and other requirements of the Exchange Act and we are obliged to furnish our shareholders with annual reports containing financial statements audited by our independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.

The public may read and copy any materials that we file with the Securities and Exchange Commission at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is www.sec.gov.

Indemnification

Under our Articles of Incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable.

Description of Business

We were incorporated as a Nevada company on March 30, 2005.  On September 30, 2005 we changed our name from Lexington Media, Inc. to Lexington Energy, Inc. and on January 11, 2006 we changed our name from Lexington Energy, Inc. to Lexington Energy Services Inc., our current name. We have three wholly-owned subsidiaries, Lexcore, Lexcoil, and Nitro-Gen.

We began our current operations in 2005 and we have had operational losses since our inception. For the six months ended May 31, 2007, we generated revenues of $1,783,250, but we had net losses of $2,357,260. Since March 30, 2005 (date of inception) to November 30, 2006 (the fiscal year end), we incurred net losses of $2,048,560.

We design and manufacture innovatively designed oilfield service equipment to meet the evolving needs of the oil and gas industry in Western Canada.  As an energy service provider, we offer shallow oil and gas drilling, on-site nitrogen generation, and coiled tubing services for conventional oil and gas. We also offer project co-ordination and coring services for Alberta’s oil sands. Lexcore operates our activities relating to leasing and operating coring units.  Lexcoil provides coil tubing services to the oil and gas companies. Nitro-Gen operates our nitrogen generation units.

Since our inception on March 30, 2005, we have built a management team, developed our business plan, completed design and assembly of our equipment, and set up and launched a coring division through Lexcore, and completed all the steps necessary to be quoted in the US on the NASD’s OTC Bulletin Board, as well as become a reporting issuer with the US Securities and Exchange Commission in December 2006.

In 2006 we found and leased a facility in Calgary, Alberta, hired technical personnel, designed and built two coring units, and by the end of December 2006, we were already leasing the units and providing a crew, through Lexcore, to Laricina Energy as part of a drilling project. In March 2007 we also provided one coring rig with crew to Japan Canada Oil Sands Limited for a drilling project in Alberta, Canada.

In 2006 we completed the construction on two mobile well production testing units. We sold both units in 2006, making a capital gain on the sales.  In 2006 we also designed and developed our nitrogen generation unit.

On November 3, 2005, Brent Nimeck was appointed as a director to our Board. On April 2, 2007 we appointed Elston Johnston as a director. On April 20, 2007 we appointed Brent Nimeck as our new President, CEO, and CFO.

Our Products and Services

Nitrogen Generation Unit

We incorporated a subsidiary, Nitro-Gen, on May 30, 2007 and operate our nitrogen generation unit through it. Nitrogen generation is a process which extracts the nitrogen content from atmospheric air and purifies it from its original content of 79% up to a purity of 98-99.5%.  The oil industry uses nitrogen in various applications. Nitrogen is an inert gas which does not allow corrosion and displaces oxygen from wells and other hydrocarbon based environments.  Removing the oxygen from these environments and wells eliminates the risk of causing a fire in a well or causing a surface explosion. In the case of “sour wells” which contain Hydrogen sulfide gas, nitrogen is used to displace oxygen. Removing oxygen from sour wells prevents corrosion of the well bore and downhole equipment.  Without nitrogen, sour wells can rapidly eat through steel in a couple of days, which can result in a major loss of assets to an oil company.

In Western Canada drilling operations, nitrogen is often used daily and is in short supply. Most nitrogen generation plants are located over 500 kilometers from the markets where they are sold.  The gas is compressed, liquefied and stored under pressure so it can be transported to location and converted from a liquid back to a gas and then sold to the customer. The remote location and vast distance between point of manufacture and point of sale poses a serious logistical problem to many oil companies. The liquid nitrogen systems require trucking of thousands of gallons of product from the point of production to a transfer station and then a field pumping unit.  The liquid is handled three times and thousands of kilometers are driven to get the product to location.

Our nitrogen generation system generates a continuous supply of nitrogen without any of the additional costs associated with liquid systems.  Our system draws in a large volume of air at low pressures, super heats the air to remove any contaminates such as oil, moisture and dirt.  From there the air is forced under pressure into a nitrogen membrane module. There modules contain thousands of hair like fibers which only allow nitrogen molecules to pass through. As the nitrogen is allowed to pass into the membrane, the waste gas oxygen is dumped from the system back into the atmosphere.  We believe this system of nitrogen production will allow us to produce a constant uninterrupted supply of nitrogen at the point of sale with low operating costs and no costs or hazards associated with liquid units.

System Flow Diagram

The diagram below demonstrates the process of how oxygen is used to create nitrogen in the nitrogen generation unit we have ordered.   We do not own this technology. We have this unit available for lease.

Typical System Flow Diagram

Feed Air Circuit
Multi-Stage Air Cleanup
Air Only
At full rate and pressure
Air Cooler
Centrifugal Water Separator
Water Separator Filter
Coalescing Filter
Reheater
Activated Carbon Filter
Particulate Filter
Air Cleaned
Feed Air Compressors
Booster Circuit
Surge Tank
Nitrogen Gas
Membrane Circuit
1st Stage
2nd Stage
3rd Stage
Two or Three Stage Booster Compressor
Intercoolers
Aftercooler
Bypass Flow Control Valve
High Pressure Nitrogen
21 Bundles
Oxygen-Rich Permeate Discharge Dumped Overboard

Drawing of Nitrogen Generation Unit

A picture showing the key elements of the nitrogen generation unit from two angles is presented below.

Lexington Energy Services Nitrogen Generator

Booster Compressor
to deliver nitrogen
Cummins Diesel Generator
MEDAL 8"
membrane
modules
Operator/Control Cabin
Possible layout:
Two rooms at 48" x 96"
Operator area with desk
Rest/Storage
Two 2-Stage Screw
Compressors for the
feed air

Our nitrogen generation unit differs in several ways from the closest comparably designed systems on the market.  Our system is capable of producing 99.5% nitrogen.  The only company we are aware of that provides mobile nitrogen generation services is Canadian Nitrogen Services Inc.  According to their website, Canadian Nitrogen Services provide mobile nitrogen generation units which produce 95% nitrogen.  This difference is significant as the purer the nitrogen that is being used at an oil and gas site, the lower the risk of explosion and corrosion.  The other major difference is the diesel electric system that will power our unit.  We are able to use a single diesel burning generator to provide electrical power to our system.  This allows us to use electric motors on our compressors instead of coupling diesel engines directly to our compressors. This design allows us to have  fewer moving parts on the system as compared to traditional systems of our competitors. Our management believes that the reduction in moving parts makes our system more efficient and more reliable.

Our nitrogen generation system requires two people to operate it and will has a ten hour supply of fuel on board which is complemented with an auxiliary supply truck.  Also, it has a diesel electric system which gives it the flexibility to operate from an auxiliary power supply, thus eliminating any cost of generating the nitrogen except for labour costs.  Our nitrogen generation unit is mobile (mounted on a 50 foot trailer) and has an operator/control air-conditioned cabin with one room with a desk and one room for resting and storage.

Coring Unit

Through Lexcore, we operate our activities relating to our coring units and also oil and gas companies with drilling services.  The equipment we have designed and built is suitable for use in a variety of drilling operations, including coring, geothermal applications, coal-bed methane and shallow natural gas.  We have received all of our revenues to date through coring operations in Alberta’s oil sands.

The Coring Units

Our coring units each consist of four trucks, as follows:

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Drilling Rig Unit.   This is the largest truck in the coring unit and is used to raise, lower and rotate the drill pipe in and out of the hole. It consists of a mud pump for circulating drilling fluids. It is capable of handling all downhole drilling and coring tools, and is capable of drilling a range 2 drill pipe and completions of wells with range 3 casing.

A picture of a drilling rig is presented below.

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Pipe Handling System.  This truck is fully automated and used to feed drill pipe to the drilling rig.  Our pipe handling system is designed to carry up to 700 m of drill pipe.

•

Core Van.  This vehicle's purpose is primarily to pre-evaluate cored material and to prepare the material for transport to laboratories.  Attached to the vehicle is a power generator, washroom and staff change room. Also attached is an automated blow out prevention system to handle a gas kick which can occur when drilling or coring into any hydro-carbon formation and can be easily controlled with a blow out prevention system.

•

Boiler Unit Mud System.  The boiler truck is used to carry the boiler unit which produces steam for heat in winter drilling. It has a self contained generator. It will pull the drilling fluids tank which is used to recirculate drilling fluid. Drilling fluid is piped down the hole while the drill pipe is being drilled into the ground.

Coring

Oil and gas companies evaluate tar sands and coal bed methane gas by drilling evaluation holes in the earth and removing core samples. Coring involves the cutting of a vertical, cylindrical sample out of the earth of the formations encountered as a well is drilled, to allow geological analysis of the formation. The geological analysis of a core sample may determine porosity, permeability, physical characteristics, fluid content, geological age, and probable productivity of the formation.

Our coring unit system is unique because of its drilling capacities.   Coring rigs are traditionally big and cumbersome with excessive weight.  Our system is unique in that we have converted a water well drilling rig into an oil and gas coring rig.  Essentially, we have modified a smaller, lighter rig to handle the same capacity work load as a traditional oil and gas rig.  We believe these lighter units will allow us to drill faster than a conventional drilling rig.  Another advantage of our system is that it uses a wireline coring method.

Wireline coring method

Our coring units use a wireline coring method. A wireline core involves putting a drill pipe into the ground and pulling the earth core samples out of the centre without moving the drill pipe.  Our coring units each have a 30 ft drill pipe which can retrieve a 3 inch wide core up to 700 m deep into the earth.

We believe wireline coring is faster and more efficient than the conventional coring method which involves having coring tools at the bottom of the drill pipe, and inserting the drill pipe into the ground, and then retrieving only 9 m of core at a time. The disadvantage of this method is that the drill operator must pull all the drill pipe out of the hole every 3 m.  When using a wireline core, the drill operator can leave the drill pipe in the ground, and pull the core sample out from the inside of the drill pipe with the wireline.  Our management estimates that about 50% of coring in oil sands in Alberta is done using the wireline coring method.

A conventional coring unit would usually require six or seven trucks (two or three more trucks than our wireline coring unit) since the conventional method requires more equipment.   Because more trucks are needed, either more personnel are required, or several trips have to be made by the drivers. Also, with conventional coring the trucks are typically larger, and require bigger roads to be built to allow them access into remote areas.  In Alberta, most core samples need to be transported to Calgary for evaluation.  Coring in oil fields usually requires travel into remote areas, often areas so remote that roads need to be built to allow the coring unit to get there.  Once there, a coring unit must usually travel anywhere from 300 m to 2 km to obtain each core sample.  We believe that our wireline coring unit (consisting of only four trucks) will be attractive to oil companies because our units are smaller and require less fuel, less manpower and smaller roads than conventional coring units.

Another distinct benefit to wireline coring is that with the smaller unit, there is a smaller environmental footprint.  Oil companies are required to pay stumpage fees related to the number of trees that are cut down in oil exploration and production.  Also, there are regulations on how many trees may be cut down in each area.  For the wireline coring unit, the work area needed is about half the size of conventional coring units.  The work area is usually created by cutting down trees to make a clearing. The smaller size of our wireline coring units will allow oil companies that use our equipment to construct smaller areas to set up the coring unit for sampling.

Coiled Tubing Unit

Through our subsidiary, Lexcoil, we operate our two coiled tubing units. On May 24, 2007 we leased two coiled tubing units.  Coiled tubing units are primarily used for well cleanouts to enhance or initiate production in oil and gas wells. Coiled tubing involves a truck mounted system that uses continuous piece of pipe to facilitate the use of specialized tools, stimulation fluids, and nitrogen pumping into a well or drill hole.  We provide coiled tubing units and services to oil and gas companies in Alberta and have generated revenues since June 2007.

Growth

We expect our business strategy will include growth through selective acquisitions. Our continued rate of growth will depend on our ability to identify attractive acquisition opportunities and to acquire identified targets at commercially reasonable prices. We plan to integrate future acquisitions into our existing operations. We have extra space in our facility in which we can house the development of new products or businesses that we acquire.

The Oil and Gas Services Industry

We provide products and services to oil and natural gas exploration and production companies and other oil service companies in Western Canada for use in the drilling and production of oil and natural gas. The main factor influencing demand for well services in our industry is the level of drilling activity by oil and natural gas companies, which, in turn, depends largely on current and anticipated future crude oil and natural gas prices and depletion rates. Current market indicators suggest an increasing demand for oil and natural gas coupled with a flat or declining production curve, which we believe should result in the continuation of historically high crude oil and natural gas commodity prices. For example, in its International Energy Outlook 2006,  the Energy Information Agency of the US Department of Energy (the EIA)  forecasts that North American gas consumption is projected to increase an average annual rate of 1.1 percent between 2003 and 2030.  According to the same report, Canada is currently the source of almost 90% of net natural gas imports to the US, although that  percentage is expected to drop significantly over the next 25 years.

Our Distribution Method

Our plan is to require our customers to pick up any equipment they lease from us from the facility we intend to build in Brooks, Alberta.  We chose the location of Brooks, Alberta because we believe it is well situated in a region with substantial oil and gas exploration and production activities.

New Products and Services

All of our products and services, are new, as we have only recently begun operations.  We intend to actively seek new products and services currently offered by other companies and attempt to acquire them by payment of cash or shares or by purchasing a company.

Competition

Our competition includes small and mid-size independent contractors as well as major oilfield services companies with international operations. We compete with over 100 testing companies that provide services to oil and gas companies in Western Canada.  We believe that the principal competitive factors in the market areas that we serve are price, product and service quality, efficiency and availability of equipment and technical proficiency.

We differentiate ourselves from our major competition by our unique equipment.  Much of our equipment, has been designed by our management.  We have combined existing equipment and technologies to produce better overall results such as higher purities and pressures.  We use some off-the-rack products so we can easily get replacement parts.

Our target market is independent oil and gas companies. Based on the experience of our management, these independents typically are relationship driven and make decisions at the local level. We believe this business model will enable us to  grow our business. However, we are a minor participant in the industry and compete in the oil and natural gas industry with many other companies having far greater financial, technical and other resources.

Marketing

We are a new company and we have little market presence at this time.  We have limited customers. We intend to market our products by attending several oil and gas trade shows in North America each year and with advertising in magazines.  We are developing our website www.lexingtonenergyservices.com to feature our products and services.

Research and Development

Since our inception, we have not spent any money on research or development, other than compensation to our management, who have contributed to the design of our equipment.

Intellectual Property

We have not filed for any protection of our trademarks. We do not believe we could obtain a patent on the assembly design of any of our equipment.

Legislation and Government Regulation

Canada has regulatory provisions relating to permits for the drilling of wells, the spacing of wells, the prevention of oil and natural gas waste, allowable rates of production and other matters.  The amount of oil and natural gas produced is subject to control by regulatory agencies in each province that periodically assign allowable rates of production.  The Province of Alberta and Government of Canada also monitor and regulate the volume of natural gas that may be removed from the province and the conditions of removal.

The right to explore for and develop oil and natural gas on lands in Alberta, Saskatchewan and British Columbia is controlled by the governments of each of those provinces.  Changes in royalties and other terms of provincial leases, permits and reservations may have a substantial effect on the operations of our customers, which in turn could affect the demand for our products and services and have a substantial effect on our operations.  In addition to the foregoing, in the future, our Canadian operations may be affected from time to time by political developments in Canada and by Canadian Federal, provincial and local laws and regulations, such as restrictions on production and export, oil and natural gas allocation and rationing, price controls, tax increases, expropriation of property, modification or cancellation of contract rights, and environmental protection controls. Furthermore, operations may also be affected by US import fees and restrictions.

We are also subject to safety policies of the Alberta Workers Compensation Board that regulate the protection of the health and safety of workers.

Environmental Law Compliance

As our business plan involves offering equipment for lease to oil and gas companies, we do not expect that we will be governed by the comprehensive federal, provincial and local laws that regulate the discharge of materials into the environment or otherwise relate to health and safety or the protection of the environment. Our well testing equipment has been developed to assist oil and gas companies in Western Canada to comply with "Guide 40: Pressure and Deliverability Testing - Oil and Gas Wells" as developed by the  Alberta Energy and Utilities Board.  Guide 40  provides the requirements and recommended practices for pressure and deliverability testing of oil and gas wells.  We need to ensure that the equipment which we create assists our clients in meeting these regulations.  The Alberta Energy and Utilities Board is an independent, quasi-judicial agency of the Government of Alberta which regulates the safe, responsible, and efficient development of Alberta's energy resources.

To the extent that environmental compliance may be necessary, we do not anticipate any significant compliance expense.

Employees

As of August 24, 2007, we have a total of 20 full time employees, including all the subsidiary companies. On April 20, 2007 Larry Kristof resigned as our President, CEO and CFO, at which time we appointed Brent Nimeck as President, CEO and CFO. We currently engage independent contractors in the areas of accounting, bookkeeping and legal services. We also expect to hire a customer service representative and a facility manager for Brooks, Alberta once our facility is built.

Management's Discussion and Analysis or Plan of Operation

We are a development stage company and have incurred net loss since our inception. Our operations rely on our equity financing. Therefore, our auditors issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. We anticipate that we may not be able to reach the break-even point for the coming year and we will have to rely on outside capital resources.  Our only other source for cash at this time is investments by others in our company. Accordingly, we must raise cash from sources other than operations. There is no assurance that we will be able to raise the required financing for future growth. If we are unable to produce enough revenues or obtain necessary financing from outside sources, we may be forced to curtail or cease our business plan or sell our assets.

We anticipate that the demand for our services will be primarily determined by current and anticipated oil and gas prices and the related general production spending and level of drilling activity in Western Canada, where we focus our operations. Volatility or weakness in oil and gas prices (or the perception that oil and gas prices will decrease) may affect the spending patterns of our customers and may result in the drilling of fewer new wells or lower production spending on existing wells. This, in turn, could result in lower demand for our services and may cause lower rates and lower utilization of our well service equipment.

Forward-Looking Statements

This Prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including, "could"

"may", "will", "should", "expect", "plan", "anticipate", "believe", "estimate", "predict", "potential" and the negative of these terms or other comparable terminology. These statements are only predictions. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested in this Prospectus.

Results of Operations

Results of Operations for the Six Months ended May 31, 2007 compared to May 31, 2006

For the six months ended May 31, 2007, we realized total revenues of $1,783,250 compared to no revenues for the six months ended May 31, 2006. The revenues during the six months ended May 31, 2007 were generated from Lexcore’s provision of coring units and crew to two customers, which respectively account for 78% and 22% of total revenues.

For the six months ended May 31, 2007, we incurred direct costs of $996,515 resulting in gross profits of $786,735, compared to no direct costs for the six months ended May 31, 2006.  Our direct costs include amongst other things, labor costs, consulting fees, materials used, and inspection fees.

We incurred a net loss for the six months ended May 31, 2007 of $2,357,260, compared to a net loss of $336,324 for the same period in 2006.  The increase of $2,020,936 in net losses was as a result of increased operational activities during the six months ended May 31, 2007.  Our net loss per share was $0.11 for the six months ended May 31, 2007 compared to $0.02 for the same period in 2006.

Our total expenses increased $2,807,740 to $3,146,477 for the six months ended May 31, 2007 from $338,737 for the same period in 2006. The significant increase in total expenses was mainly due to increases in our day to day operating costs from our expansion and growth, promotion and marketing activities.

Our professional fees of $232,993 for the six months ended May 31, 2007 consisted primarily of legal, accounting and auditing fees.  During the six months ended May 31, 2006, our professional fees were $72,928. The increase of $160,065 in professional fees was due to additional legal and auditing services that were required in our capacity as a public company, and also from our overall expansion and growth.

Our management fees of $404,547 for the six months ended May 31, 2007 consisted mainly of amounts paid to our current and former officers.  During the six months ended May 31, 2006, our management fees were $60,907. The significant increase of $343,640 in management fees was due to increased salaries of our officers and additional management personnel hired in the six months ended May 31, 2007.

Our consulting fees for the six months ended May 31, 2007 increased from $64,856 to $92,627 as compared to $27,771 for the same period in 2006.  This increase was due to additional consultants that were hired during the six months ended May 31, 2007.

We incurred director fees of $263,250 for the six months ended May 31, 2007, compared to none for the same period in 2006.  This was as a result of the issuance of 325,000 common shares as compensation for one year of a director’s services.

We spent $181,812 in promotion and marketing for the six months ended May 31, 2007 compared to none for the same period in 2006.  This expense was needed in order to promote and market our company and services.

Our other operational expenses increased $1,794,117 from $177,131 for the six months ended May 31, 2006 to $1,971,248 for the six months ended May 31, 2007. The increased was mostly due to our increased day to day operating costs, salaries and benefits, rent, depreciation, general office expenses and from our stock based compensation.

Results of Operations for the Three Months ended May 31, 2007 compared to May 31, 2006

During three months ended May 31, 2007, we realized total revenues of $630,996 compared to no revenues for the three months ended May 31, 2006. The revenues during the three months ended May 31, 2007 were generated pursuant to Lexcore’s provision of coring units and crew to two customers.

During three months ended May 31, 2007, we incurred direct costs of $482,980 resulting in gross profits of $148,016, compared to no direct costs for the three months ended May 31, 2006.  Our direct costs include amongst other things, labor costs, consulting fees, materials used, and inspection fees.

We incurred a net loss for the three months ended May 31, 2007 of $1,868,336, compared to a net loss of $251,074 for the same period in 2006.  The increase of $1,617,262 in net loss was as a result of increased operational activities during the three months ended May 31, 2007.  Our net loss per share was $0.08 for the three months ended May 31, 2007 compared to $0.02 for the same period in 2006.

Our total expenses increased $1,764,262 to $2,017,749 for the three months ended May 31, 2007 as compared to $253,487 for the same period in 2006. The significant increase in total expenses was mainly due to increases in stock based compensation, our day to day operating costs and promotion and marketing activities.

Our professional fees of $159,695 for the three months ended May 31, 2007 consisted primarily of legal, accounting and auditing fees.  During the three months ended May 31, 2006, our professional fees totaled $45,897. The increase of $113,798 in professional fees was due to additional legal and auditing services that were required in our capacity as a public company.

Our management fees of $238,388 for the three months ended May 31, 2007 consisted mainly of amounts paid to our current and former officers.  During the three months ended May 31, 2006, our management expenses were $35,407. The significant increase of $202,981 in management fees was due to increased salaries of our officers and additional management personnel that were hired during the three months ended May 31, 2007.

Our consulting fees for the three months ended May 31, 2007 decreased from $27,162 to $13,701 for the same period in 2006. This is because fewer consultants were hired during the three months ended May 31, 2007.

We incurred director fees of $263,250 for the three months ended May 31, 2007, compared to none for the same period in 2006.  This is because of the issuance of 325,000 common shares as compensation for one year of a director’s services.

We spent $28,899 in promotion and marketing for the three months ended May 31, 2007 compared to none for the same period in 2006.  This expense was necessary in order to promote and market our company and services.

Our other operational expenses increased $1,168,795 from $145,021 for the three months ended May 31, 2006 to $1,313,816 for the three months ended May 31, 2007.  The increase was mostly due to our stock based compensation, increased day to day operating costs, salaries and benefits, depreciation, rent and general office expenses.

Results of Operations for the fiscal  year ended November 30, 2006 and for the Period from March 30, 2005 (Date of Inception) to November 30, 2006

Since our inception on March 30, 2005 to November 30, 2006, we did not generate any revenues from our operations, although we received interest income of $8,788 and gross proceeds of $628,070 from the sale of equipment, which resulted in a net capital gain of $75,459.  For the year ended November 30, 2006 we incurred net loss of $1,971,446.  From March 30, 2005 (date of inception) to November 30, 2006, we incurred net loss of $2,048,560. Our net loss per share was $0.13 for the year ended November 30, 2006.

Our total expenses were $2,055,693 for the year ended November 30, 2006, including $252,066 in professional fees, $343,380 in management fees, $62,668 in consulting fees, $535,826 in promotion and marketing, $339,492 in travel expenses, and $508,528 in general and administrative fees.  Our expenses since March 30, 2005 (date of inception) to November 30, 2006 increased 2,055,693 to $2,132,807 from $77,114 for the period from March 30, 2005 (date of inception) to November 30, 2005, due to increased operations in the fiscal year of 2006.

Our general and administrative expenses included office rent, office supplies, communication expenses (cellular, internet, fax, telephone), travel and entertainment, courier and postage costs, and salaries for our employees. From March 30, 2005 (date of inception) to November 30, 2006, our general and administrative fees were $514,464 compared to $5,936 for the period from March 30, 2005 (date of inception) to November 30, 2005.  Our general and administrative expenses for the year ended November 30, 2006 were $2,055,693. During the period from our inception to November 30, 2006, we hired consultants in the areas of bookkeeping and accounting.

Our professional fees of $252,066 for the year ended November 30, 2006 consisted primarily of legal and auditing fees.  From March 30, 2005 (date of inception) to November 30, 2006, our professional fees totaled $289,002. During the period from our inception to November 30, 2006, we retained an attorney for the preparation of our registration statements, and an auditor to audit our financial statements.

Our management fees of $343,380 for the year ended November 30, 2006 and $370,154 from March 30, 2005 (date of inception) to ended November 30, 2006 consisted mainly of amounts paid to the former CFO, and fees paid to our current officers.

Our consulting fees for the year ended November 30, 2006 were $62,668.  Our consulting fees for the period from March 30, 2005 (date of inception) to November 30, 2006 were $62,668.

Our promotion and marketing fees were $535,826 for the year ended November 30, 2006. From March 30, 2005 (date of inception) to November 30, 2006, our promotion and marketing fees totaled $538,293.

We incurred $339,492 in travel expenses for the year ended November 30, 2006. From March 30, 2005 (date of inception) to November 30, 2006, our travel expenses totaled $342,839.

Our depreciation expenses were $13,733 for the year ended November 30, 2006. From March 30, 2005 (date of inception) to November 30, 2006, our depreciation expenses totaled $15,387.

Plan of Operations

We plan to expand our business to offer a complete range of products and services for the entire lifecycle of oil and gas wells including exploration and development, production, operation, maintenance, refining and restoration of work sites.

Our plan for the next 12 months (beginning August 2007) is to do the following:

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build a manufacturing, warehouse and office facility in Brooks, Alberta;

•

increase the number of nitrogen generation units to six;

•

identify acquisitions which will benefit from having in-house construction capabilities and develop personnel and equipment in-house to meet market demands; and

•

create additional service lines to complement current operations, including a new division through Lexcoil.

Nitrogen Generation Unit

We incorporated a wholly owned subsidiary, Nitro-Gen, in the Province of Alberta, Canada on May 30, 2007 to operate our nitrogen generation unit. Currently, it is generating modest revenues. We provide our equipment, along with a crew to operate the equipment, to companies engaged in oil and gas exploration activities.

We anticipate that we will report revenues from our nitrogen generation in our next quarter.  Over the next 12 months beginning August 2007, if we are successful in raising sufficient capital, we intend to build five additional nitrogen generation units at an estimated cost of $1,730,000 per unit for total costs of approximately $8,650,000.

Coring Units

Through Lexcore, we operate our activities relating to our coring units. Currently we have two coring units which we have leased to two customers, along with a crew to operate the units.  The coring units we have designed and built are suitable for use in a variety of drilling operations, including coring, geothermal applications, coal-bed methane and shallow natural gas.

We have received most of our revenues to date through the lease of our coring units and crew.  On September 13, 2006, LexCore, submitted a bid to Laricina Energy, for the Laricina 2006 Winter Drill Program which was accepted on September 22, 2006.  The Laricina Bid consists of an exploration drill program at Wabiskaw, Wandering River and Fort McMurray in Alberta, Canada.  LexCore supplied the drill rig, wireline core system, core unit (staff facilities), drill pipe system unit, mud tank, genset for rig operations, and the crew. In March 2007 we also provided one coring rig with crew to Japan Canada Oil Sands Limited (“JACOS”) for a drilling program in Alberta, Canada. The project was completed at the end of March 2007.

Coiled Tubing Units

We launched Lexcoil to operate two coiled tubing units in Calgary, Alberta.  On May 24, 2007, Lexcoil entered into two vehicle finance lease agreements with Rocket Leasing to lease two coiled tubing units at a rental price of approximately $22,000 per month each for a term of 48 months.

The original value of the units is approximately $1,112,000 per unit. Lexcoil paid a deposit of approximately $110,000 per unit in addition to the first payment of approximately $21,000 per unit on June 1, 2007. The total lease liability is approximately $1,340,000 per unit. Lexcoil has options to purchase the units ten days after the 48th payment for approximately $214,000 per unit.

Both units are operational and they are generating revenues now. Coil tubing involves a truck mounted system that uses a continuous string of pipe, which is inserted into a drill hole, to facilitate the use of specialized tools, stimulation fluids, and nitrogen pumping into a well or drill holes. The coiled tubing units are primary used for well cleanouts to enhance or initiate production in oil or gas wells.

Currently, we provide coiled tubing units and services to oil and gas companies in Alberta.  We intend to provide customers with the option of contracting the coiled tubing units in tandem with our nitrogen generation unit. Both units are available to clients on a day-rate contract basis, which shall include operators to support the services. We anticipate that we will report revenues from our coiled tubing units in our next quarter.

New Facility

We intend to move our headquarters to Brooks, Alberta by July 2008. Brooks is a small town located one and a half hours south of Calgary, Alberta, Canada. Brooks is located in the centre of Southern Alberta and accesses the largest areas of Alberta which extends into Saskatchewan and to the US border. We intend to build a 10,000 square foot manufacturing and plant facility with a connected 2,000 square foot office space for our use and for possible lease to other companies, depending on how much space we need ourselves. We intend to design the facility to be used for in-house engineering and design staff, human resources, accounting and an in-house employee office and development centre. This combination of manufacturing space, warehouse, repair, in-house design facility and office may enable us to have direct feedback from clients, employees and engineers to facilitate a fast reaction to the changing needs of clients and the market.

On February 23, 2006 we entered into an agreement to purchase a property in Brooks, Alberta for a purchase price of $221,528. The property is comprised of raw land and is approximately 8.2 acres.  We have paid a deposit of approximately $182,000 and we are waiting for the seller of the property to obtain titles for subdivided parcels of land before we pay the remaining $40,000 to close the transaction. The seller has indicated that it will grant us possession of the land with no further payment due until the seller is ready to close the transaction.

Our intention is to complete design of our facility in Brooks, Alberta and obtain building permits in late 2007, and to begin construction in early 2008.  We anticipate that the construction will take approximately five months. We estimate the costs for the construction of the facility to be approximately $1,100,000, including design.

Liquidity and Capital Resources

As of May 31, 2007, we had cash and cash equivalents of $114,941 and a working capital deficiency of $1,891,796.

Our accumulated deficit was $4,405,820 at May 31, 2007.  Our net loss of $2,357,260 for the six months ended May 31, 2007 was mostly funded by our equity financing.  During the six months ended May 31, 2007, we raised $1,513,216 in equity finance.  The decrease in cash during the six months ended May 31, 2007 was $524,558.  The decrease was mainly due to the purchase of equipment and increased operational costs.

We used net cash of $805,814 in operating activities for the six months ended May 31, 2007 and we used net cash of $1,223,651 in investing activities. Investing activities during the six months ended May 31, 2007 mainly included $1,010,718 for purchase of equipment.  We received net cash of $1,626,921 from financing activities for the six months ended May 31, 2007. During the six months ended May 31, 2007 our monthly cash requirement was approximately $338,200, including $134,300 monthly in operating activities and $203,900 in equipment purchases.  At the end of the period as at May 31, 2007, we had cash and cash equivalents of $114,941, and Canadian Goods and Services tax receivable of $19,895 as well as $26,551 due to us for accounts receivable.

We expect to require a total of approximately $11,535,000 to fully carry out our business plan over the next twelve months beginning August 2007. If we are successful in raising significant capital, we intend to build five more nitrogen generation units, complete the purchase of the Brooks property, build a new manufacturing facility in Brooks, Alberta. Total cash requirements to complete those steps will be approximately $10,150,000 set out as follows:

Expense	Amount ($)
Complete the purchase of the Brooks property	40,000
New Manufacturing Facility in Brooks, Alberta	1,100,000
Lease down payments for coil tubing inventory	180,000
Build five Truck Mounted Nitrogen Generation Units	8,650,000

Costs associated with potential acquisitions and launch of Lexcoil	180,000
Total	10,150,000

For the next twelve months (beginning August 2007) our anticipated operational costs are summarized as follows:

Expense	Amount ($)
Accounts payable	700,000
Rent	165,000
Consulting Fees	100,000
Management Fees	100,000
Professional Fees	130,000
Research and Development	50,000
Marketing Expenses	90,000
Travel Expenses	50,000
Other Administrative Expenses	90,000
Total	1,385,000

Any future revenues we receive we plan to use towards covering our administrative and operating expenses. We require an additional $11,394,000 (total requirements of $11,535,000 less cash and cash equivalents of $114,941 and accounts receivable of $26,551) to carry out our planned business operations and expansion over the next 12 months.

We intend to try to obtain this financing through internal and external sources, revenues we will generate over the next 12 months and a combination of bank financing and equity investment through the sale of our common shares. Currently none of our assets are encumbered by any loans and we are in the process of contacting banks to determine what type of bank financing is available and on what terms. We are active in contacting broker/dealers in the US and elsewhere regarding possible financing arrangements.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Known Material Trends and Uncertainties

As of May 31, 2007, we had no off balance sheet transactions that have or are reasonably likely to have a current or future effect on our financial condition, changes in our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

In view of the uncertainties concerning our continued existence as a going concern, our management plans to mitigate the effect of such conditions, management intends to take the following steps in the event that we are not able to raise sufficient funds to meet the needs of our business plans:

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negotiate with suppliers to delay deposit due dates;

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lease some equipment as individual pieces, as opposed to entire units, if we are unable to build and purchase the entire units; and

-

negotiate with our management and consultants to pay parts of salaries and fees with stock and stock options instead of cash.

We believe that the above discussion contains a number of forward-looking statements.  Our actual results and our actual plan of operations may differ materially from what is stated above.  Factors which may cause our actual results or our actual plan of operations to vary include, among other things, decision of the Board of Directors not to pursue a specific course of action based on a re-assessment of the facts or new facts, or changes in general economic conditions.

Critical Accounting Policies

Our financial statements are impacted by the accounting policies used and the estimates and assumptions made by management during their preparation.  A complete summary of these policies is included in note 2 or 3 of the notes to our financial statements for the year ended November 30, 2006 and the six months ended May 31, 2007.

Revenue Recognition

We recognize revenue when it is realized and earned.  Revenue and costs on drilling contracts are recognized as work progresses.  Progress is measured and revenues are recognized based upon agreed day-rate charges and/or other additional charges.  For certain contracts, we may receive additional lump-sum payments for the mobilization of rigs and other drilling equipment.  Consistent with the drilling contract day-rate revenues and charges, revenues and related direct costs incurred for the mobilization are recognized when earned.  Costs incurred to relocate rigs and other drilling equipment to areas in which a contract has not been secured are expensed as incurred.  We recognize revenue under service contracts as services are performed and collection is reasonably assured.

Description of Property

In May 2007 we closed our Vancouver office and moved our principal office to Alberta. Our properties are described as follows:

Calgary, Alberta

Our head office is located at 234125 Wrangler Road SE, RR #5, Calgary, Alberta T2P 2G6.  The facility in Calgary is approximately 9,500 square feet in size.  We have a lease for a term of four years which ends on July 31, 2010.  We pay an annual rent of approximately $163,000, for monthly installments of approximately $13,600, plus taxes and utilities.

Brooks, Alberta

On February 23, 2006 we entered into an agreement to purchase a property in Brooks, Alberta for a purchase price of approximately $221,818.  The property is comprised of raw land and is approximately 8.2 acres.  We have paid a deposit of approximately $182,000 and we expect to pay the remaining $40,000 after the seller of the property has successfully obtained titles for subdivided parcels of land which will allow us to close the transaction.  The seller has indicated that it will grant us possession of the land with no further payment due until the seller is ready to close the transaction.

Certain Relationships and Related Transactions

We have not entered into any transactions with our officers, directors, persons nominated for these positions, beneficial owners of 5% or more of our common stock, or family members of these persons wherein the amount involved in the transaction or a series of similar transactions exceeded the lesser of $120,000 or 1% of the average of our total assets for the last two fiscal years.

Market For Common Equity and Related Stockholder Matters

Market Information

Our common stock is quoted on OTC Bulletin Board, under the trading symbol “LXES.OB”.  The market for our stock is highly volatile. There is a limited public market for our common shares. We cannot guarantee you that there will be a market in the future for our common stock. The OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers in stocks. OTC Bulletin Board stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

The following table shows the high and low prices of our common shares on the OTC Bulletin Board for the two quarters since our common stock began to trade on the OTC Bulletin Board on December 5, 2006. On August 24, 2007 the bid price of our common stock on the OTC Bulletin Board was $0.17 and the ask price was $0.23. The following quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions:

Period	High	Low
March 1, 2007 – May 31, 2007	0.92	0.40
December 5, 2006 – February 28, 2007	1.66	0.75

Holders

As of August 24, 2007, there were 23,955,006 common shares outstanding, held by approximately 257 holders of record of our common stock.

Dividends

To date, we have not paid any dividends on our common shares and do not expect to declare or pay any dividends on our common shares in the foreseeable future. Payment of any dividends will depend upon future earnings, if any, our financial condition, and other factors as deemed relevant by our Board of Directors.

Equity Compensation Plans

On January 11, 2007, our Board of Directors approved the 2007 Non-Qualified Stock Compensation Plan (the “Stock Plan”) and 2007 Non-Qualified Stock Option Plan (the “Option Plan”). On January 16, 2007, we filed with the SEC a Form S-8 registering up to 1,000,000 common shares, and options to purchase up to 2,000,000 common shares to be issued to employees, executives and consultants pursuant to the Stock Plan and the Option Plan.

As of August 24, 2007, 282,768 common shares were issued under the Stock Plan and 170,000 options were issued under the Option Plan. On February 20, 2007 20,000 options issued under the Option Plan were exercised at a price of $0.85 per share.

Equity Compensation Plan Information

	As of August 24, 2007
	Number of Common Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans not approved by shareholders	150,000	0.65	2,697,232
Equity compensation plans approved by shareholders	0	0	0
Total	150,000	0.65	2,697,232

Executive Compensation

The following Summary Compensation Table sets forth the total annual compensation paid or accrued by us to or for the account of the Chief Executive Officers who held this position during the fiscal years of 2005 and 2006 and each other executive officer whose total cash compensation exceeds $100,000:

Summary Compensation Table

		Annual Compensation			Long Term Compensation
					Awards		Payout(s)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) (#)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)	All Other Compensation ($)
Brent Nimeck (1)	2006	32,050 (3)	50,000	20,162 (4)	0	400,000	0	0
	2005 (2)	5,000	0	0	0	250,000	0	0
Larry Kristof (5)	2006	72,735 (3)	50,000	0	0	400,000	0	0
	2005 (2)	10,000 (3)	0	0	0	250,000	0	0
Tannisah Kruse (6)	2006	14,000 (3)	0	0	0	0	0	0
	2005 (2)	7,000 (3)	0	0	0	250,000	0	0

(1)

Brent Nimeck has been our Senior Vice-President of Operations until October 20, 2005 and a director until November 3, 2005. He was appointed as COO on January 23, 2007 and President, CEO, and CFO on April 20, 2007.

(2)

For the period from Inception (March 30, 2005) to November 30, 2005

(3)

Paid for management services

(4)

We paid $20,152 to Brent Nimeck for his consulting services.

(5)

Larry Kristof was our President and Chief Executive Officer from October 1, 2005 to April 20, 2007, Chief Financial Officer from March 31, 2006 to April 20, 2007, and a director from October 1, 2005 to May 1, 2007.

(6)

Tannisah Kruse was our President and Chief Executive Officer from April 1, 2005 to October 1, 2005, Chief Financial Officer, Treasurer and Secretary from October 1, 2005 to March 28, 2006, and a director from April 1, 2005 to March 28, 2006.

Option Grants in the Last Fiscal Year

The following table sets forth the stock options that were granted to the named executive officers during the fiscal year 2006.

Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees In Fiscal Year 2006	Exercise or Base Price ($/Sh)	Expiration Date

Larry Kristof	150,000	17%	$0.50	April 5, 2008
	250,000	28%	$0.50	May 17, 2008
Brent Nimeck	150,000	17%	$0.50	April 5, 2008
	250,000	28%	$0.50	May 17, 2008
Tannisah Kruse	0	0	-	-

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth certain information concerning unexercised stock options held by the named executive officers as of November 30, 2006. None of the named executive officers exercised any of their stock options during the period from inception (March 30, 2005) to November 30, 2006.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number Of Securities Underlying Unexercised Options At 2006 Fiscal Year-End(#) Exercisable/Unexercisable	Value Of Unexercised In-The-Money Options At 2006 Fiscal Year-End ($)(1) Exercisable/Unexercisable

Larry Kristof	0	0	400,000/0	$0/0
Tannisah Kruse	0	0	250,000/0	$75,000/0
Brent Nimeck	0	0	650,000/0	$75,000/0

 (1)

The value of unexercised In-the-Money options held by the named executive officers is calculated by determining the difference between the fair market value of the common shares underlying the options and the exercise price of the options at exercise or at the fiscal year end 2006, respectively. The fair market value of our common shares is based upon the closing price of $0.40 per share on OTC Bulletin Board on July 11, 2007.

Material Agreements

On October 20, 2005, we entered into a management agreement with Brent Nimeck as Senior Vice-President of Operations, and on June 1, 2006 this was replaced by an employment agreement.  The new agreement provides that Mr. Nimeck will receive remuneration of approximately $5,400 per month. On December 14, 2006, we issued a cash bonus of $50,000 to Mr. Nimeck for his services. Mr. Nimeck was appointed as COO on January 23, 2007 and President, CEO and CFO on April 20, 2007. However, Mr. Nimeck agreed that his compensation should stay the same as before.

On April 2, 2007 we entered into a director agreement with Elston Johnston. We agreed to issue 325,000 common shares to him for one year of his services as a director. On May 15, 2007 we issued 675,000 stock options to Mr. Johnston, because he has provided services to us in excess of those required by the director agreement at our request. These options can be exercisable at $0.50 per share and  will expire the earlier of 60 days from the date upon which Mr. Johnston ceases to serve as a director or May 15, 2009.

On June 1, 2006, we entered into an employment agreement with Larry Kristof as President, Chief Executive Officer and Chief Financial Officer, and on March 6, 2007 this was replaced by a new employment agreement.  The new employment agreement provides that Mr. Kristof will receive a monthly salary of approximately $19,600 per month, which is an increase of $12,500 per month more than the initial agreement.  Under the new agreement, Mr. Kristof will also receive options to purchase up to 500,000 common shares at $0.85 per share until March 6, 2009 or termination of the employment agreement, which occurs earlier. On December 14, 2006, we issued a cash bonus of

$50,000 to Mr. Kristof for his services. On April 20, 2007 Mr. Kristof resigned as President, CEO and CFO, so the employment agreement was terminated and 500,000 stock options expired.

On October 1, 2005, we entered into a management agreement with Tannisah Kruse as Chief Financial Officer, Secretary and Treasurer.  Ms. Kruse resigned these positions on March 28, 2006.  We entered into a settlement agreement with Ms. Kruse relating to her resignation. The key terms of the settlement agreement were:

•

Ms. Kruse was allowed to retain her options to purchase 250,000 shares at an exercise price of $0.10 per share, exercisable until October 1, 2007;

•

Ms. Kruse was allowed to sell 4,750,000 shares in a private transaction;

•

We agreed to register on Form SB-2 250,000 of the remaining 500,000 shares Ms. Kruse owns; and

•

both parties agreed to release each other from any claims.

Compensation of Directors

Brent Nimeck and Larry Kristof did not receive any compensation for their services as directors during the fiscal year ended November 30, 2006. Elston Johnston received 325,000 common shares and 675,000 stock options for his services as a director starting April 2, 2007.

Compensation Committee

We currently do not have a compensation committee of the Board of Directors. The Board of Directors as a whole determines executive compensation.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

The accounting firm of Amisano Hanson, Independent Registered Public Accounting Firm, audited our consolidated financial statements. Since inception, we have had no changes in or disagreements with our accountants.

Financial Statements

Our audited Financial Statements for the fiscal year ended November 30, 2006 and our unaudited Interim Financial Statements for the six months ended May 31, 2007 follow as pages F-1 through F- 33.

Lexington Energy Services Inc.
(A Development Stage Company)

LEXINGTON ENERGY SERVICES INC.

(A Development Stage Company)

REPORT AND CONSOLIDATED FINANCIAL STATEMENTS

November 30, 2006 and 2005

(Stated in US Dollars)

A PARTNERSHIP OF INCORPORATED PROFESSIONALS	AMISANO HANSON
CHARTERED ACCOUNTANTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders,
Lexington Energy Services Inc.
(A Development Stage Company)

We have audited the accompanying consolidated balance sheets of Lexington Energy Services Inc. (A Development Stage Company) and subsidiaries as of November 30, 2006 and 2005 and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended November 30, 2006, the period from March 30, 2005 (Date of Inception) to November 30, 2005 and for the period from March 30, 2005 (Date of Inception) to November 30, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lexington Energy Services Inc. and subsidiaries as of November 30, 2006 and 2005 and the results of their operations and their cash flows for the year ended November 30, 2006, the period from March 30, 2005 (Date of Inception) to November 30, 2005 and for the period from March 30, 2005 (Date of Inception) to November 30, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in the development stage and is dependent on its ability to raise capital from stockholders or other sources to sustain operations. These factors, along with other matters as set forth in Note 1, raise substantial doubt that the Company will be able to continue as a going concern. Management plans in regard to their planned financing and other matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada	/s/ “AMISANO HANSON”
February 16, 2007	CHARTERED ACCOUNTANTS

750 WEST PENDER STREET, SUITE 604	TELEPHONE: 604-689-0188
VANCOUVER CANADA	FACSIMILE: 604-689-9773
V6C 2T7	E-MAIL: amishan@telus.net

LEXINGTON ENERGY SERVICES INC.
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS
November 30, 2006 and 2005
(Stated in US Dollars)

ASSETS	2006	2005

Current
Cash and cash equivalents	$639,499	$71,850
GST receivable	241,764	-
Prepaid expenses and refundable deposits	36,193	4,042

	917,456	85,892
Due from related parties – Note 4	38,218	-
Equipment – Note 3	3,249,779	3,307
Deposits on equipment – Note 7	1,360,459	-
Deposit on land – Note 7	175,438	-

	$5,741,350	$89,199

LIABILITIES

Current
Accounts payable and accrued liabilities – Note 4	$1,246,921	$8,404
Due to related parties – Note 4	-	10,909

	1,246,921	19,313

STOCKHOLDERS’ EQUITY

Capital stock – Notes 5, 6, 7 and 9
Authorized:
20,000,000 preferred shares with a par value of $0.0001
100,000,000 common shares with a par value of $0.0001
Issued:
20,802,230 common shares (2005: 12,365,000 common shares)	2,080	1,237
Additional paid-in capital	6,294,047	155,763
Stock subscriptions received – Note 7	279,317	-
Stock subscriptions receivable	-	(20,000)
Accumulated other comprehensive loss	(32,455)	-
Deficit accumulated during the development stage	(2,048,560)	(77,114)

	4,494,429	69,886

	$5,741,350	$89,199

Nature and Continuance of Operations – Note 1
Commitments – Notes 5, 6 and 7
Contingencies – Note 8
Subsequent Events – Notes 7 and 9

SEE ACCOMPANYING NOTES

LEXINGTON ENERGY SERVICES INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
for the year ended November 30, 2006,
the period March 30, 2005 (Date of Inception) to November 30, 2005 and
for the period March 30, 2005 (Date of Inception) to November 30, 2006
(Stated in US Dollars)

		March 30,	March 30,
		2005(Date of	2005(Date of
		Inception) to	Inception) to
		November 30,	November 30,
	2006	2005	2006

Expenses
Depreciation	$13,733	$1,654	$15,387
Consulting fees – Note 4	62,668	-	62,668
Management fees – Note 4	343,380	26,774	370,154
Professional fees	252,066	36,936	289,002
Promo and marketing	535,826	2,467	538,293
Travel	339,492	3,347	342,839
General and administrative	508,528	5,936	514,464

	2,055,693	77,114	2,132,807

Loss before other items	(2,055,693)	(77,114)	(2,132,807)

Other items:
Interest income	8,788	-	8,788
Gain on sale of equipment	75,459	-	75,459

Net loss for the period	(1,971,446)	(77,114)	(2,048,560)

Foreign currency translation adjustment	(32,455)	-	(32,455)

Comprehensive loss for the period	$(2,003,901)	$(77,114)	$(2,081,015)

Basic and diluted loss per share	$(0.13)	$(0.01)

Weighted average number of shares outstanding	15,364,000	7,629,000

SEE ACCOMPANYING NOTES

LEXINGTON ENERGY SERVICES INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
for the year ended November 30, 2006,
the period March 30, 2005 (Date of Inception) to November 30, 2005 and
for the period March 30, 2005 (Date of Inception) to November 30, 2006
(Stated in US Dollars)

		March 30,	March 30,
		2005(Date of	2005(Date of
		Inception) to	Inception) to
		November 30,	November 30,
	2006	2005	2006

Operating Activities
Net loss for the period	$(1,971,446)	$(77,114)	$(2,048,560)
Adjustments to reconcile loss to cash used by
operating activities:
Depreciation	13,733	1,654	15,387
Stock based compensation	56,400	-	56,400
Interest	25,000	-	25,000
Gain on sale of equipment	(75,459)	-	(75,459)
Changes in non-cash working capital items:
GST receivable	(243,338)	-	(236,821)
Prepaid expenses and refundable deposits	(32,637)	(4,042)	(35,453)
Accounts payable and accrued liabilities	1,247,359	8,404	1,221,427
Due to/from related parties	(49,685)	10,909	(37,437)

Cash flows used in operating activities	(1,030,073)	(60,189)	(1,115,516)

Investing Activities
Purchase of equipment	(3,812,816)	(4,961)	(3,817,777)
Proceeds from sale of equipment	628,070	-	628,070
Deposits on equipment	(1,360,459)	-	(1,360,459)
Deposit on land	(175,438)	-	(175,438)

Cash flows used in investing activities	(4,720,643)	(4,961)	(4,725,604)

Financing Activities
Common stock issued for cash	6,077,727	157,000	6,214,727
Common stock subscription received	279,317	(20,000)	279,317

Cash flows provided by financing activities	6,357,044	137,000	6,494,044

…/cont’d

SEE ACCOMPANYING NOTES

Continued

LEXINGTON ENERGY SERVICES INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
for the year ended November 30, 2006,
the period March 30, 2005 (Date of Inception) to November 30, 2005 and
for the period March 30, 2005 (Date of Inception) to November 30, 2006
(Stated in US Dollars)

		March 30,	March 30,
		2005(Date of	2005(Date of
		Inception) to	Inception) to
		November 30,	November 30,
	2006	2005	2006

Effect of exchange rate changes on cash	(38,679)	-	(13,425)

Increase in cash and cash equivalents during the period	567,649	71,850	639,499

Cash and cash equivalents, beginning of the period	71,850	-	-

Cash and cash equivalents, end of the period	$639,499	$71,850	$639,499

Cash and cash equivalents consist of:
Cash	$589,060	$71,850
Term deposits	50,439	-

	$639,499	$71,850

SEE ACCOMPANYING NOTES

LEXINGTON ENERGY SERVICES INC.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
for the period March 30, 2005 (Date of Inception) to November 30, 2006
(Stated in US Dollars)

						Deficit
		Common Stock			Accumulated	Accumulated
			Stock	Additional	Other	During the
	Number of		Subscriptions	Paid in	Comprehensive	Development
	Shares	Amount	Received	Capital	Loss	Stage	Total

Issuance of common shares for cash
- at $0.0001 per share at June 1, 2005	10,000,000	$1,000	$-	$-	$-	$-	$1,000
Issuance of common shares for cash
- at $0.03 per share at November 2, 2005	1,150,000	115	-	34,385	-	-	34,500
Issuance of commons shares for cash
- at $0.10 per share at November 16, 2005	1,215,000	122	(10,000)	121,378	-	-	111,500
Net loss for the period	-	-	-	-	-	(77,114)	(77,114)

Balance, November 30, 2005	12,365,000	1,237	(10,000)	155,763	-	(77,114)	69,886

…/cont’d

SEE ACCOMPANYING NOTES

Continued

						Deficit
		Common Stock			Accumulated	Accumulated
			Stock	Additional	Other	During the
	Number of		Subscriptions	Paid in	Comprehensive	Development
	Shares	Amount	Received	Capital	Loss	Stage	Total

Balance, November 30, 2005	12,365,000	1,237	(10,000)	155,763	-	(77,114)	69,886
Common shares cancelled	(100,000)	(10)	-	(9,990)	-	-	(10,000)
Share subscriptions received	-	-	10,000	-	-	-	10,000
Issuance of common shares for cash
- at $0.20 per share at December 12, 2005	260,000	26	-	51,974	-	-	52,000
Issuance of common shares for cash
- at $0.20 per share at December 21, 2005	200,000	20	-	39,980	-	-	40,000
Issuance of common shares for cash
- at $0.50 per share at February 17, 2006	516,000	51	-	257,949	-	-	258,000
Issuance of common shares for cash
- at $0.50 per share at March 8, 2006	225,000	22	-	112,478	-	-	112,500
Issuance of common shares for cash
- at $0.50 per share at March 24, 2006	930,930	93	-	465,372	-	-	465,465
Issuance of common shares for cash
- at $0.50 per share at April 18, 2006	866,696	87	-	433,261	-	-	433,348
Issuance of common shares for cash
- at $0.50 per share at April 25, 2006	4,000	1	-	1,999	-	-	2,000
Issuance of common shares for cash
- at $ 0.85 per share at August 1, 2006	431,618	43	-	366,832	-	-	366,875
Issuance of common shares for cash
- at $ 0.85 per share at August 28, 2006	2,136,334	213	-	1,815,671	-	-	1,815,884
Subtotal	17,835,578	1,783	-	$3,691,289	-	(77,114)	3,615,958

  …/cont’d

SEE ACCOMPANYING NOTES

Continued

LEXINGTON ENERGY SERVICES INC.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
for the period March 30, 2005 (Date of Inception) to November 30, 2006
(Stated in US Dollars)

						Deficit
		Common Stock			Accumulated	Accumulated
			Stock	Additional	Other	During the
	Number of		Subscriptions	Paid in	Comprehensive	Development
	Shares	Amount	Received	Capital	Loss	Stage	Total

Subtotal	17,835,578	1,783	-	3,691,289	-	(77,114)	3,615,958
Issuance of common stock for cash
- at $0.85 per share at October 16, 2006	800,612	80	-	680,440	-	-	680,520
Issuance of common stock for cash
- at $0.85 per share at October 24, 2006	989,570	99	-	841,036	-	-	841,135
Fair value of detachable warrants issued with
convertible debentures – Note 6	-	-	-	25,000	-	-	25,000
Issuance of common stock pursuant to conversion
of convertible debentures
- at $0.85 per share at November 23, 2006	1,176,470	118	-	999,882	-	-	1,000,000
Stock based compensation	-	-	-	56,400	-	-	56,400
Stock subscriptions received	-	-	279,317	-	-	-	279,317
Foreign currency translation adjustment	-	-	-	-	(32,455)		(32,455)
Net loss for the period	-	-	-	-	-	(1,971,446)	(1,971,446)

Balance, November 30, 2006	20,802,230	$2,080	$279,317	$6,294,047	$(32,455)	$(2,048,560)	$4,494,429

SEE ACCOMPANYING NOTES

LEXINGTON ENERGY SERVICES INC.
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
November 30, 2006 and 2005
(Stated in US Dollars)

Note 1	Nature and Continuance of Operations

The Company was incorporated in the State of Nevada on March 30, 2005 under the name Lexington Media, Inc. On September 30, 2005, the Company changed its name to Lexington Energy, Inc., and on January 5, 2006, the Company changed its name to Lexington Energy Services Inc. The Company is a development stage company and, as at November 30, 2006, is building a nitrogen generation unit which it intends to lease to third parties. The Company’s subsidiary, Lexcore Services Inc., is building two coring rigs to provide drilling services including equipment rental. The equipment that the Company is designing and building are suitable for use in a variety of drilling operations and applications. The Company plans to further build other coring rigs and equipment and lease the equipment to third parties. The Company’s common shares are publicly traded on the OTC Bulletin Board under the ticker symbol “LXES.”

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next fiscal year. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. At November 30, 2006, the Company had not yet achieved profitable operations, has accumulated losses of $2,048,560 since its inception, has a working capital deficiency of $329,465 and expects to incur further losses in the development of its business, all of which casts substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has no formal plan in place to address this concern but considers that the Company will be able to obtain additional funds by equity financing and/or related party advances, however there is no assurance of additional funding being available.

Note 2	Significant Accounting Policies

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America and are stated in US dollars. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgment. Actual results may differ from these estimates.

Lexington Energy Services Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
November 30, 2006 and 2005
(Stated in US Dollars)

Note 2	Significant Accounting Policies – (cont’d)

The financial statements have, in management’s opinion, been properly prepared within the framework of the significant accounting policies summarized below:

a)	Development Stage Company

The Company is a development stage company as defined in the Statements of Financial Accounting Standards (“SFAS”) No. 7. The Company is devoting substantially all of its present efforts to establish its business and its planned principal operations have not commenced. All losses accumulated since inception have been considered as part of the Company’s development stage activities.

b)	Consolidation

These consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Lexcore Services Inc. and Lexcoil Inc. All inter-company transactions and account balances have been eliminated.

c)	Financial Instruments

The carrying values of cash and cash equivalents, accounts payable and accrued liabilities and due to/from related parties approximate fair value because of the short- term nature of these instruments. Management is of the opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

d)	Equipment

Equipment is recorded at cost. Depreciation is provided on a straight-line basis over three years.

e)	Impairment of Long-Lived Assets

In accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the carrying value of intangible assets and other long-lived assets are reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

Lexington Energy Services Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
November 30, 2006 and 2005
(Stated in US Dollars)

Note 2	Significant Accounting Policies – (cont’d)

f)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net loss per share in accordance with SFAS No. 128, "Earnings Per Share". SFAS 128 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted EPS gives effect to all dilutive potential common shares outstanding during the year including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing diluted EPS, the average stock price for the year is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is anti dilutive.

g)	Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements.

h)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

i)	Income Taxes

The Company follows SFAS No. 109, “Accounting for Income Taxes” which requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carry forwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled.

Lexington Energy Services Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
November 30, 2006 and 2005
(Stated in US Dollars)

Note 2	Significant Accounting Policies – (cont’d)

j)	Foreign Currency Translation

The Company’s functional currency is the Canadian dollar as substantially all of the Company’s operations are in Canada. The Company’s reporting currency is the United States dollar. Foreign currency transactions undertaken in Canadian dollars are translated into United States dollars, in accordance with SFAS No. 52 “Foreign Currency Translation,” using exchange rates at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are re-measured at each balance sheet date at the exchange rate prevailing at the balance sheet date. Foreign currency exchange gains and losses are charged to operations. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations. Translation adjustments arising from the use of differing exchange rates from period to period are included in the accumulated other comprehensive gain (loss) account in Stockholders’ Equity.

k)	Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123R, “Share Based Payment”, that addresses the accounting transactions in which a company exchanges its equity instruments for goods or services. SFAS No. 123R requires that such transactions be accounted for using a fair value based method. Adoption of SFAS No. 123R is effective for periods beginning after December 15, 2005. The Company will adopt this pronouncement for the fiscal year commencing December 1, 2006.

In June 2005, FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” a replacement of APB Opinion No. 20 and FASB Statement No. 3. SFAS 154 applies to all voluntary changes in accounting principle and changes the requirements for accounting for and reporting of a change in accounting principle. SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect the adoption of SFAS No. 154 to have a material effect on the financial statements.

Lexington Energy Services Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
November 30, 2006 and 2005
(Stated in US Dollars)

Note 3	Equipment

	November 30, 2006
		Accumulated
	Cost	Depreciation	Net

Computer and equipment	$27,450	$6,009	$21,441
Office equipment	6,279	1,419	4,860
Furniture	26,966	3,584	23,382
Software	10,352	863	9,489
Tools and equipment	6,025	1,004	5,021
Leasehold improvements	28,220	2,508	25,712
Machinery under construction	3,159,874	-	3,159,874

	$3,265,166	$15,387	$3,249,779

	November 30, 2005
		Accumulated
	Cost	Depreciation	Net

Computer equipment	$4,961	$1,654 $	3,307

Machinery under construction has not been depreciated as it is not yet available for use.

Note 4	Related Party Transactions – Notes 7 and 9

During the year ended November 30, 2006:

The Company incurred $14,000 for management fees to the former Secretary and former CFO of the Company. The former Secretary and former CFO of the Company resigned on March 31, 2006.

The Company incurred $122,735 (2005: $10,000) for management fees to the President and CEO of the Company. At November 30, 2006, $30,657 was due from and accrued liabilities include $50,000 owing to the President and CEO.

The Company incurred $20,162 for consulting fees and $82,050 (2005: $5,000) for management fees to the Senior Vice President of Operations and Secretary. At November 30, 2006, $6,873 was due from and accrued liabilities include $50,000 owing to the Senior Vice President of Operations and Secretary.

The amounts due to related parties of $Nil (2005: $10,909) are unsecured, non-interest bearing and due on demand.

Lexington Energy Services Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
November 30, 2006 and 2005
(Stated in US Dollars)

Note 4	Related Party Transactions – Notes 7 and 9 – (cont’d)

The Company incurred $108,630 for management fees to the Vice President of Operations of the Company’s subsidiary. At November 30, 2006, $688 was due from the Vice President of Operations.

Note 5	Stock Options – Note 9

The Company has elected to apply the intrinsic value method of APB No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations in accounting for its stock options on options granted to employees and directors. Under APB 25, compensation expense is only recorded to the extent that the exercise price is less than the market value of the underlying stock on the measurement date, which is usually the date of grant. Stock-based compensation for employees is recognized on an accelerated basis over the vesting period of the individual options. Stock options granted to non-employees are accounted for under Statement of Financial Accounting Standards (“FAS”) No. 123 “Accounting for Stock-Based Compensation” and are recognized at the fair value of the options as determined by an option pricing model as the related services are provided and the options earned.

The following table summarizes the continuity of the Company’s stock options:

	Number of	Weighted
	Common	Average
	Shares	Exercise Price

Outstanding, November 30, 2005	875,000	$0.10
Granted	2,720,000	$0.58
Cancelled	(125,000)	$0.10

Outstanding, November 30, 2006	3,470,000

The fair value of the stock options granted during the periods ended November 30, 2006 and 2005 was determined using the Black-Scholes option pricing model with the following assumptions:

	2006	2005

Expected dividend yield	0.0%	0.0%
Risk-free interest rate	2.18% – 3.18%	4.09%
Expected volatility	0.0%	0.0%
Expected option life (in years)	2 years	2 years

The compensation charge associated with consultant’s stock options in the amount of $56,400 is included in the statement of operations for the year ended November 30, 2006.

Lexington Energy Services Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
November 30, 2006 and 2005
(Stated in US Dollars)

Note 5	Stock Options – Note 9 – (cont’d)

The compensation charge associated with directors’ and employees’ stock options in the amount of $26,600 is not recognized in the financial statements, but included in the pro forma amounts below.

Had compensation cost associated with directors’ and employee stock options been determined based on fair value at the grant date, pro forma loss and loss per share would have been as follows:

	2006	2005
Net loss	$(1,971,446)	$(77,114)
Pro forma compensation cost	(26,600)	-
Pro forma net loss	$(1,998,046)	$(77,114)
Pro forma net loss per share	$(0.13)	$(0.01)

Additional information regarding stock options outstanding as at November 30, 2006 is as follows:

Number of
Common Shares	Exercise Prices	Expiry Date

500,000	$0.10	October 1, 2007
250,000	$0.10	October 20, 2007
150,000	$0.20	December 30, 2007
370,000	$0.50	March 13, 2008
860,000	$0.50	April 5, 2008
620,000	$0.50	May 17, 2008
200,000	$0.85	May 17, 2008
400,000	$0.85	August 1, 2008
10,000	$0.85	October 3, 2008
65,000	$0.85	October 13, 2008
20,000	$0.85	October 16, 2008
25,000	$0.85	November 15, 2008

3,470,000

Lexington Energy Services Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
November 30, 2006 and 2005
(Stated in US Dollars)

Note 6	Convertible Debentures – Note 9

The Company entered into two Secured Convertible Debenture Purchase Agreements dated November 6, 2006 and November 7, 2006, totalling $1,000,000. Both convertible debentures were converted on November 23, 2006 at $0.85 per share and the Company issued 1,176,470 common shares.

Attached to each Secured Convertible Debenture was a Warrant Agreement. Each Warrant Agreement entitles the holder the right to purchase 250,000 common shares of the Company at $0.85 per share. At November 30, 2006, 500,000 warrants were outstanding.

In accordance with Accounting Principles Board Opinion No. 14, “Accounting for Convertible debt and Debt Issued with Stock Purchase Warrants”, the proceeds received from the issuance of the convertible debentures were allocated between the convertible debentures and warrants on a basis of their relative fair values. At the date of issuance, $25,000 of the proceeds was allocated to the warrants.

Note 7	Commitments – Notes 5 and 6

a)

The Company entered into an employment agreement dated June 1, 2006 with the President and CEO of the Company for $7,200 per month and the option to buy 250,000 common shares of the Company at $0.50 per share. Subsequent to November 30, 2006, the Company entered into a new employment agreement dated March 6, 2007, which replaced the agreement dated June 1, 2006, for $18,900 per month and the option to buy 500,000 common shares of the Company at $0.85 per share. The Company also entered into an employment agreement dated June 1, 2006 with the Senior Vice President of Operations of the Company for $5,400 per month and the option to buy 250,000 common shares of the Company at $0.50 per share. Either party can terminate the agreement at any time with 14 days notice.

b)	The Company paid $69,369 in respect to non-refundable deposits on equipment purchases with a total cost commitment of $99,098.

c)	The Company paid $175,438 in respect to a refundable deposit on a purchase of land with a total cost of $210,526.

d)

The Company incorporated a wholly owned subsidiary in the State of Nevada on April 28, 2006, named Lexcore Services Inc. The subsidiary entered into an employment agreement effective May 1, 2006 with the Vice-President of Operations for $16,900 per month and the option to buy 200,000 common shares of the Company at $0.85 per share.

e)	The Company entered into an office lease agreement effective July 1, 2006 to July 31, 2010 for basic rent of $13,600 per month.

Lexington Energy Services Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
November 30, 2006 and 2005
(Stated in US Dollars)

Note 7	Commitments – Notes 5 and 6 – (cont’d)

f)

During the year ended November 30, 2006, the Company received cash proceeds totalling $279,317 in respect to a private placement of 279,317 common shares at $1.00 per share. Subsequent to November 30, 2006, the Company issued these shares.

Note 8	Contingencies

a)

An officer of a subsidiary of the Company has claimed that he has been constructively dismissed at the end of December 2006 and seeks one year’s salary as compensation, which amounts to $196,988 (CDN$225,000). The Company contends that the Vice- President voluntarily resigned. There has been no liability recorded in the financial statements related to this contingency and any unfavourable settlement of this matter will be recorded in the period in which the contingency is resolved.

b)

The Company received a notice that a third party had obtained an injunction against a supplier of certain equipment for the Company that prohibits the supplier from retaining, using or disclosing any trade secrets or other confidential information. It has been alleged that some of its proprietary technology may have been used by the supplier in building certain equipment for the Company and that the Company is, therefore, prohibited in using the equipment. Based on preliminary review of these allegations, management of the Company does not believe that the injunction limits or curtails the Company’s ability to use or lease the equipment.

Note 9	Subsequent Events

Subsequent to November 30, 2006:

a)	the Company received cash proceeds totalling $536,282 in respect to a proposed private placement of 536,282 common shares at $1.00 per share.

b)	the Company received cash proceeds totalling $75,675 in respect to an exercise of stock options at $0.50 per share for 151,349 common shares.

c)	the Company received cash proceeds totalling $17,000 in respect to an exercise of stock options at $0.85 per share for 20,000 common shares.

d)	the Company received cash proceeds totalling $425,000 in respect to the exercise of warrants at $0.85 per share for 500,000 common shares.

Lexington Energy Services Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
November 30, 2006 and 2005
(Stated in US Dollars)

Note 10	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely-than-not. The Company has accumulated net operating losses totalling $2,048,560 for US tax purposes which expire starting in 2025. Pursuant to SFAS No. 109, the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely-than-not it will utilize the net operating losses carried forward in future years.

The components of the net deferred tax asset at November 30, 2006 and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are scheduled below:

2006

Net operating loss	$2,048,560

Statutory tax rate	35%
Effective tax rate	-
Deferred tax asset	$716,996
Valuation allowance	(716,996)

Net deferred tax asset	$-

LEXINGTON ENERGY SERVICES INC.

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

May 31, 2007

(Stated in US Dollars)

(Unaudited)

LEXINGTON ENERGY SERVICES INC.

INTERIM CONSOLIDATED BALANCE SHEETS

May 31, 2007 and November 30, 2006

(Stated in US Dollars)

(Unaudited)

	May 31	November 30
ASSETS	2007	2006
Current
Cash and cash equivalents	$ 114,941	$ 639,499
GST receivable	19,895	241,764
Accounts receivable	26,551	-
Prepaid expenses	36,417	36,193
Other deposit – Note 10	206,553	-

	404,357	917,456

Due from related parties – Note 5	14,069	38,218
Equipment – Note 4	7,581,589	3,249,779
Deposits on equipment	-	1,360,459
Deposit on land – Note 9	181,818	175,438

	$ 8,181,833	$ 5,741,350

LIABILITIES
Current
Accounts payable and accrued liabilities – Note 5	$ 1,219,817	$ 1,246,921
Promissory notes payable – Note 11	113,705	-
Current portion of obligations under capital leases – Note 12	962,631	-

	2,296,153	1,246,921

Obligations under capital leases – Note 12	1,245,369	-

	3,541,522	1,246,921

STOCKHOLDERS’ EQUITY

Capital stock – Notes 6, 7, 9 and 13
Authorized:
20,000,000 preferred shares with a par value of $0.0001
100,000,000 common shares with a par value of $0.0001
Issued:
23,241,823 common shares (November 30, 2006: 20,802,230 common shares)	2,324	2,080
Additional paid-in capital	8,950,276	6,294,047
Stock subscriptions received – Note 9	248,000	279,317
Accumulated other comprehensive loss	(154,469)	(32,455)
Deficit accumulated	(4,405,820)	(2,048,560)

	4,640,311	4,494,429

	$ 8,181,833	$ 5,741,350

SEE ACCOMPANYING NOTES

LEXINGTON ENERGY SERVICES INC.

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

for the three and six months ended May 31, 2007 and 2006

(Stated in US Dollars)

(Unaudited)

	Three months ended		Six months ended
	May 31,		May 31,
	2007	2006	2007	2006
Revenue
Revenue	$ 630,996	$ -	$ 1,783,250	$ -
Direct costs	(482,980)	-	(996,515)	-

	148,016	-	786,735	-

Expenses
Consulting fees	13,701	27,162	92,627	27,771
Depreciation	112,410	691	221,826	1,291
Director fees – Note 5	263,250	-	263,250	-
General and administrative	934,046	83,898	1,366,791	104,684
Investor relations	134,000	-	134,000	-
Loss on disposal of equipment	25,541	-	25,541	-
Management fees – Note 5	238,388	35,407	404,547	60,907
Professional fees	159,695	45,897	232,993	72,928
Promo and marketing	28,899	-	181,812	-
Rent	60,696	2,120	118,737	4,201
Travel	47,123	58,312	104,353	66,955

	2,017,749	253,487	3,146,477	338,737

Loss before other item	(1,869,733)	(253,487)	(2,359,742)	(338,737)

Other item:
Interest income	1,397	2,413	2,482	2,413

Net loss for the period	(1,868,336)	(251,074)	(2,357,260)	(336,324)

Foreign currency translation adjustment	(59,954)	-	(122,014)	-

Comprehensive loss for the period	$ (1,928,290)	$ (251,074)	$ (2,479,274)	$ (336,324)

Basic and diluted loss per share	$ (0.08)	$ (0.02)	$ (0.11)	$ (0.02)

Weighted average number of shares outstanding	22,840,000	14,469,000	22,267,000	13,609,000

SEE ACCOMPANYING NOTES

LEXINGTON ENERGY SERVICES INC.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

for the six months ended May 31, 2007 and 2006

(Stated in US Dollars)

(Unaudited)

	2007	2006
Operating Activities
Net loss for the period	$ (2,357,260)	$ (336,324)
Adjustments to reconcile loss to cash used by operating activities:
Depreciation	221,826	1,291
Investor relations	49,500	-
Professional fees	60,940	-
Stock based compensation	526,300	57,000
Shares issued for services	475,200	-
Loss on sale of equipment	25,541	-
Changes in non-cash working capital items:
GST receivable	221,869	(6,439)
Accounts receivable	(26,551)	-
Prepaid expenses	(224)	(91,754)
Accounts payable and accrued liabilities	(27,104)	26,891
Due to/from related parties	24,149	(1,996)

Cash flows used in operating activities	(805,814)	(351,331)

Investing Activities
Other deposit	(206,553)	-
Purchase of equipment	(1,010,718)	(3,332)
Deposits on equipment	-	(605,617)
Deposit on land	(6,380)	(45,086)

Cash flows used in investing activities	(1,223,651)	(654,035)

Financing Activities
Notes payable	113,705	-
Common stock issued for cash	1,544,533	1,358,313
Common stock subscription received	(31,317)	(25,000)
Share subscription cancelled	-	(10,000)

Cash flows provided by financing activities	1,626,921	1,373,313

Effect of exchange rate changes on cash	(122,014)	-

Increase (decrease) in cash and cash equivalents during the period	(524,558)	367,947

Cash and cash equivalents, beginning of the period	639,499	71,850

Cash and cash equivalents, end of the period	$ 114,941	$ 439,797

Cash and cash equivalents consist of:
Cash	$ 58,350	$ 424,242
Term deposits	56,591	15,555

	$ 114,941	$ 439,797

Non-cash Transactions – Note 8

SEE ACCOMPANYING NOTES

LEXINGTON ENERGY SERVICES INC.

INTERIM CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

for the period March 30, 2005 (Date of Inception) to May 31, 2007

(Stated in US Dollars)

(Unaudited)

	Common Stock				Accumulated
			Stock	Additional	Other
	Number of		Subscriptions	Paid in	Comprehensive	Deficit
	Shares	Amount	Received	Capital	Loss	Accumulated	Total
Issuance of common shares for cash
- at $0.0001 per share at June 1, 2005	10,000,000	$ 1,000	$ -	$ -	$ -	$ -	$ 1,000
Issuance of common shares for cash
- at $0.03 per share at November 2, 2005	1,150,000	115	-	34,385	-	-	34,500
Issuance of commons shares for cash
- at $0.10 per share at November 16, 2005	1,215,000	122	(10,000)	121,378	-	-	111,500
Net loss for the period	-	-	-	-	-	(77,114)	(77,114)

Balance, November 30, 2005	12,365,000	1,237	(10,000)	155,763	-	(77,114)	69,886
Common shares cancelled	(100,000)	(10)	-	(9,990)	-	-	(10,000)
Share subscriptions received	-	-	10,000	-	-	-	10,000
Issuance of common shares for cash
- at $0.20 per share at December 12, 2005	260,000	26	-	51,974	-	-	52,000
Issuance of common shares for cash
- at $0.20 per share at December 21, 2005	200,000	20	-	39,980	-	-	40,000
Issuance of common shares for cash
- at $0.50 per share at February 17, 2006	516,000	51	-	257,949	-	-	258,000
Issuance of common shares for cash
- at $0.50 per share at March 8, 2006	225,000	22	-	112,478	-	-	112,500
Issuance of common shares for cash
- at $0.50 per share at March 24, 2006	930,930	93	-	465,372	-	-	465,465
Issuance of common shares for cash
- at $0.50 per share at April 18, 2006	866,696	87	-	433,261	-	-	433,348
Issuance of common shares for cash
- at $0.50 per share at April 25, 2006	4,000	1	-	1,999	-	-	2,000
Issuance of common shares for cash
- at $ 0.85 per share at August 1, 2006	431,618	43	-	366,832	-	-	366,875
Issuance of common shares for cash
- at $ 0.85 per share at August 28, 2006	2,136,334	213	-	1,815,671	-	-	1,815,884

Subtotal	17,835,578	1,783	-	3,691,289	-	(77,114)	3,615,958

…/cont’d

SEE ACCOMPANYING NOTES

LEXINGTON ENERGY SERVICES INC.

Continued

INTERIM CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

for the period March 30, 2005 (Date of Inception) to May 31, 2007

(Stated in US Dollars)

(Unaudited)

	Common Stock				Accumulated
			Stock	Additional	Other
	Number of		Subscriptions	Paid-in	Comprehensive	Deficit
	Shares	Amount	Received	Capital	Income	Accumulated	Total

Subtotal	17,835,578	$ 1,783	$ -	$ 3,691,289	$ -	$ (77,114)	$ 3,615,958
Issuance of common stock for cash
- at $0.85 per share at October 16, 2006	800,612	80	-	680,440	-	-	680,520
Issuance of common stock for cash
- at $0.85 per share at October 24, 2006	989,570	99	-	841,036	-	-	841,135
Fair value of detachable warrants issued with convertible debentures	-	-	-	25,000	-	-	25,000
Issuance of common stock pursuant to conversion of convertible debentures
- at $0.85 per share at November 23, 2006	1,176,470	118	-	999,882	-	-	1,000,000
Stock based compensation	-	-	-	56,400	-	-	56,400
Stock subscriptions received	-	-	279,317	-	-	-	279,317
Foreign currency translation adjustment	-	-	-	-	(32,455)		(32,455)
Net loss for the period	-	-	-	-	-	(1,971,446)	(1,971,446)

Balance, November 30, 2006	20,802,230	2,080	279,317	6,294,047	(32,455)	(2,048,560)	4,494,429
Issuance of common stock for cash
- at $1.00 per share at December 1, 2006	494,642	50	(279,317)	494,595	-	-	215,328
Share subscription cancelled	(10,000)	(1)	-	(9,999)	-	-	(10,000)
Issuance of common stock pursuant to stock options
- at $0.50 per share at December 7, 2006	43,860	4	-	21,926	-	-	21,930
Issuance of common stock pursuant to warrants
- at $0.85 per share at December 29, 2006	255,755	26	-	217,367	-	-	217,393
Issuance of common stock pursuant to warrants
- at $0.85 per share at January 16, 2007	244,245	24	-	207,585	-	-	207,609
Issuance of common stock pursuant to stock options
- at $0.50 per share at February 1, 2007	20,000	2	-	16,998	-	-	17,000
Issuance of common stock pursuant to stock options
- at $0.50 per share at February 14, 2007	107,489	11	-	53,734	-	-	53,745
Issuance of common stock for cash
- at $1.00 per share at February 15, 2007	330,957	33	-	330,924	-	-	330,957

Subtotal	22,289,178	2,229	-	7,627,177	(32,455)	(2,048,560)	5,548,391

…/cont’d

SEE ACCOMPANYING NOTES

LEXINGTON ENERGY SERVICES INC

Continued

INTERIM CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

for the period March 30, 2005 (Date of Inception) to May 31, 2007

(Stated in US Dollars)

(Unaudited)

	Common Stock				Accumulated
			Stock	Additional	Other
	Number of		Subscriptions	Paid-in	Comprehensive	Deficit
	Shares	Amount	Received	Capital	Loss	Accumulated	Total

Subtotal	22,289,178	$ 2,229	$ -	$ 7,627,177	$ (32,455)	$ (2,048,560)	$ 5,548,391
Issuance of common stock for cash
- at $1.00 per share at March 20, 2007	255,000	25	-	254,975	-	-	255,000
Issuance of common stock pursuant to stock options
- at $0.50 per share at March 22, 2007	12,512	1	-	6,254	-	-	6,255
Issuance of common stock for services
- at $0.75 per share at March 22, 2007	14,585	2	-	10,937	-	-	10,939
Issuance of common stock for services
- at $0.73 per share at March 28, 2007	20,548	2	-	14,998	-	-	15,000
Issuance of common stock for services
- at $0.81 per share at April 02, 2007	325,000	32	-	263,218	-	-	263,250
Issuance of common stock for services
- at $0.71 per share at April 11, 2007	70,000	7	-	49,693	-	-	49,700
Issuance of common stock for services
- at$0.70 per share at April 17, 2007	100,000	10	-	69,990	-	-	70,000
Issuance of common stock for services
- at $0.47 per share at May 11, 2007	100,000	10	-	46,990	-	-	47,000
Issuance of common stock for services
- at $0.55 per share at May 29, 2007	55,000	6	-	30,244	-	-	30,250
Stock based compensation	-	-	-	526,300	-	-	526,300
Stock subscriptions received	-	-	248,000	-	-	-	248,000
Fair value of detachable warrants issued	-	-	-	49,500	-		49,500
Foreign currency translation adjustment	-	-	-	-	(122,014)	-	(122,014)
Net loss for the period	-	-	-	-	-	(2,357,260)	(2,357,260)

Balance, May 31, 2007	23,241,823	$ 2,324	$ 248,000	$ 8,950,276	$ (154,469)	$ (4,405,820)	$ 4,640,311

SEE ACCOMPANYING NOTES

LEXINGTON ENERGY SERVICES INC.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

May 31, 2007

(Stated in US Dollars)

(Unaudited)

Note 1

Interim Reporting

While the information presented in the accompanying interim six months financial statements is unaudited, it includes all adjustments, which are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows for the interim periods presented in accordance with accounting principles generally accepted in the United States of America.  These interim financial statements follow the same accounting policies and methods of their application as the Company’s November 30, 2006 annual financial statements.  All adjustments are of a normal recurring nature. It is suggested that these interim financial statements be read in conjunction with the Company’s November 30, 2006 annual financial statements.

Operating results for the six months ended May 31, 2007 are not necessarily indicative of the results that can be expected for the year ended November 30, 2007.

During the six months ended May 31, 2007, the Company generated revenue totaling $1,783,250.  The Company was in the development stage prior to the six months ended May 31, 2007.

Note 2

Continuance of Operations

These interim financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next twelve months.  Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.  At May 31, 2007, the Company had not yet achieved profitable operations, has accumulated losses of $4,405,820 since its inception, has a working capital deficiency of $1,891,796 and expects to incur further losses in the development of its business, all of which casts substantial doubt about the Company’s ability to continue as a going concern.  The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due.  Management has no formal plan in place to address this concern but considers   that the Company will be able to obtain additional funds by equity financing and/or related party advances, however there is no assurance of additional funding being available.

LEXINGTON ENERGY SERVICES INC.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

May 31, 2007

(Stated in US Dollars)

(Unaudited)

Note 3

Significant Accounting Policies

Consolidation

On May 30, 2007, the Company incorporated a wholly owned subsidiary in the Province of Alberta, Canada for the operations of its nitrogen generation system.  There were no transactions during the period ended May 31, 2007.

Revenue Recognition

The Company recognizes revenue when it is realized and earned.  Revenue and costs on drilling contracts are recognized as work progresses.  Progress is measured and revenues are recognized based upon agreed day-rate charges and/or other additional charges.  For certain contracts, the Company may receive additional lump-sum payments for the mobilization of rigs and other drilling equipment.  Consistent with the drilling contract day-rate revenues and charges, revenues and related direct costs incurred for the mobilization are recognized when earned.  Costs incurred to relocate rigs and other drilling equipment to areas in which a contract has not been secured are expensed as incurred.  The Company recognizes revenue under service contracts as services are performed and collection is reasonably assured.

Leases

Leases entered into by the Company as lessee that transfer substantially all the benefits and risks of ownership to the lessee are recorded as capital leases and are included in equipment.  All other leases are classified as operating leases under which leasing costs are recorded as expenses in the period in which they were incurred.

Note 4

Equipment

	May 31, 2007
		Accumulated
	Cost	Depreciation	Net

Computer and equipment	$ 32,424	$ 9,221	$ 23,203
Office equipment	8,878	1,487	7,391
Furniture	35,405	8,822	26,583
Software	23,384	4,490	18,894
Tools and equipment	11,265	2,529	8,736
Leasehold improvements	31,601	7,754	23,847
Equipment/Machinery	3,833,993	191,700	3,642,293
Vehicle equipment	43,538	4,009	39,529
Machinery under construction	1,583,113	-	1,583,113

	5,603,601	230,012	5,373,589
Equipment under capital lease
Equipment/machinery	2,208,000	-	2,208,000

	$ 7,811,601	$ 230,012	$ 7,581,589

LEXINGTON ENERGY SERVICES INC.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

May 31, 2007

(Stated in US Dollars)

(Unaudited)

Note 4

Equipment – (cont’d)

	November 30, 2006
		Accumulated
	Cost	Depreciation	Net

Computer and equipment	$ 27,450	$ 6,009	$ 21,441
Office equipment	6,279	1,419	4,860
Furniture	26,966	3,584	23,382
Software	10,352	863	9,489
Tools and equipment	6,025	1,004	5,021
Leasehold improvements	28,220	2,508	25,712
Machinery under construction	3,159,874	-	3,159,874

	$ 3,265,166	$ 15,387	$ 3,249,779

Machinery under construction has not been depreciated, as it is not yet available for use.

Assets under capital lease are depreciated on a straight-line basis on a four year basis.  No depreciation was taken as the assets were acquired at the end of the period.

Note 5

Related Party Transactions – Notes 9 and 10

During the six months ended May 31, 2007:

The Company incurred $58,785 (2006: $30,000) for management fees to the former President and CEO of the Company.  At May 31, 2007, $9,158 (November 30, 2006: $30,657) was due from the former President and CEO.  Included in accounts payable at November 30, 2006, is $50,000 owing to the former President and CEO.

The Company incurred $31,278 (2006: $20,162) for management fees to the President, Secretary and Treasurer of the Company.  At May 31, 2007, $4,911 (November 30, 2006: $6,873) was due from the President, Secretary and Treasurer of the Company.  Included in accounts payable at November 30, 2006, is $50,000 owing to the former President and CEO.

The Company incurred $166,704 for management fees to the Vice President of Operations of the Company’s subsidiary.  The Company incurred $147,781 for management fees to the Senior Vice President of the Company’s subsidiary.  At May 31, 2007, accounts payable includes $87,120 due to the officers of the subsidiary.

The Company issued 325,000 common shares as compensation to a director of the Company valued at $263,250.

These charges were measured by the exchange amount which is the amount agreed upon by the transacting parties.

LEXINGTON ENERGY SERVICES INC.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

May 31, 2007

(Stated in US Dollars)

(Unaudited)

Note 6

Capital Stock – Note 13

Stock options

The following table summarizes the continuity of the Company’s stock options:

	Six months ended		Six months ended
	May 31, 2007		May 31, 2006
		Weighted		Weighted
	Number of	Average	Number of	Average
	Common	Exercise	Common	Exercise
	Shares	Price	Shares	Price

Outstanding, beginning	3,470,000	$0.44	875,000	$0.10
Granted	1,495,000	$0.67	2,200,000	$0.51
Exercised	(183,860)	$0.54	-	$ -
Cancelled	(956,140)	$0.65	(125,000)	$0.10

Outstanding, ending	3,825,000	$0.50	2,950,000	$0.41

The fair value of the stock options granted during the periods ended May 31, 2007 and 2006 was determined using the Black-Scholes option value model with the following assumptions:

	2007	2006

Expected dividend yield	0.0%	0.0%
Risk-free interest rate	4.62%	2.18–3.18%
Expected volatility	102.76%	0.1%
Expected option life (in years)	1.95 years	2 years

Expected volatility was based on the company’s historical share price.

The compensation charge associated with stock options in the amount of $526,300 (2006: $57,000) is included in the statement of operations for the six months ended May 31, 2007.

LEXINGTON ENERGY SERVICES INC.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

May 31, 2007

(Stated in US Dollars)

(Unaudited)

Note 6

Share Capital – Note 13 – (cont’d)

Stock options – (cont’d)

Additional information regarding stock options outstanding as at May 31, 2007, is as follows:

Number of
Common Shares	Exercise Prices	Expiry Date

250,000	$0.10	October 1, 2007
250,000	$0.10	October 20, 2007
150,000	$0.20	December 30, 2007
320,000	$0.50	March 13, 2008
840,000	$0.50	April 5, 2008
520,000	$0.50	May 17, 2008
400,000	$0.85	August 1, 2008
10,000	$0.85	October 3, 2008
65,000	$0.85	October 13, 2008
20,000	$0.85	October 16, 2008
25,000	$0.85	November 15, 2008
150,000	$0.85	April 11, 2009
675,000	$0.50	May 15, 2009
150,000	$0.65	May 24, 2009

3,825,000

Share purchase warrants

During the six month period ended May 31, 2007, 150,000 share purchase warrants were outstanding as follows:

Number of Warrants	Exercise Price	Expiry Date

150,000	$0.85	May 11, 2011

The fair value of the share purchase warrants issued during the period ended May 31, 2007 was determined using the Black-Scholes option value model with the following assumptions:

2007

Expected dividend yield	0.0%
Risk-free interest rate	4.58%
Expected volatility	104.5%
Expected option life (in years)	5 years

Expected volatility was based on the Company’s historical share price.

LEXINGTON ENERGY SERVICES INC.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

May 31, 2007

(Stated in US Dollars)

(Unaudited)

Note 7

Convertible Debentures

The Company entered into two Secured Convertible Debenture Purchase Agreements dated November 6, 2006 and November 7, 2006, totalling $1,000,000.  Both convertible debentures were converted on November 23, 2006 at $0.85 per share and the Company issued 1,176,470 common shares.

Attached to each Secured Convertible Debenture was a Warrant Agreement.  Each Warrant Agreement entitles the holder the right to purchase 250,000 common shares of the Company at $0.85 per share.  At February 28, 2007, all 500,000 warrants were exercised.

In accordance with Accounting Principles Board Opinion No. 14, “Accounting for Convertible debt and Debt Issued with Stock Purchase Warrants”, the proceeds received from the issuance of the convertible debentures were allocated between the convertible debentures and warrants on a basis of their relative fair values.  At the date of issuance, $25,000 of the proceeds was allocated to the warrants.

Note 8

Non-Cash Transactions

Investing and financing activities that do not have a direct impact on current cash flows are excluded from the statements of cash flows.

During the six months ended May 31, 2007:

-

The Company issued 114,585 common shares pursuant to the exercise of stock options at $0.50-0.75 per share for payment of legal fees totalling $60,940.

-

The Company issued 625,498 common shares for payment of wages and consulting fees totalling $475,200.

-

The Company entered into two capital lease agreements for machinery and equipment totalling $2,208,000.

These transactions have been excluded from the statements of cash flows.

LEXINGTON ENERGY SERVICES INC.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

May 31, 2007

(Stated in US Dollars)

(Unaudited)

Note 9

Commitments – Note 6

a)

The Company entered into an employment agreement dated June 1, 2006 with the former President and CEO of the Company for $7,200 per month and the option to buy 250,000 common shares of the Company at $0.50 per share.  The Company entered into a new employment agreement dated March 6, 2007, which replaced the agreement dated June 1, 2006, for $18,900 per month and the option to buy 500,000 common shares of the Company at $0.85 per share.  This employment agreement was terminated on April 20, 2007 upon his resignation and 750,000 stock options granted were cancelled on May 1, 2007.  The Company also entered into an employment agreement dated June 1, 2006 with the President, Secretary, Treasurer and Senior Vice President of Operations of the Company for $5,400 per month and the option to buy 250,000 common shares of the Company at $0.50 per share.  Either party can terminate the agreement at any time with 14 days notice.

b)

The Company paid $181,818 in respect to a refundable deposit on a purchase of land with a total cost of $221,818.

c)

The Company entered into an office lease agreement effective July 1, 2006 to July 31, 2010 for basic rent of $13,600 per month.

d)

During the six months ended May 31, 2007, the Company received cash proceeds totalling $248,000 in respect to a private placement of 496,000 units at $0.50 per unit whereby each unit provides for 1 common share and 1 share purchase warrant.  Each warrant entitles the holder to purchase 1 common share of the Company’s stock at $0.60 per share.  The expiration of the warrants is 2 years from the date of issuance.

e)

The Company entered into an investor relations agreement on May 11, 2007.  The agreement is structured over three phases with the following terms:

Phase I

Upon execution of this agreement issue 100,000 common shares (issued) of the Company and 150,000 share purchase warrants exercisable at $0.85 per warrant expiring on May 11, 2012;

Phase II

Upon commencement of phase II issue 200,000 common shares of the Company and 300,000 share purchase warrants exercisable at $1.00 per warrant expiring five years from issuance;

Phase III

Upon commencement of phase III, issue 200,000 common shares of the Company and 300,000 share purchase warrants exercisable at $1.00 per warrant expiring five years from issuance.

f)

The Company entered into an investor relations marketing agreement on May 25, 2007 for a term of one year commencing on June 1, 2007 and expiring on June 1, 2008 with the Company having the option to renew for another twelve month period.  The Company will pay a monthly compensation of $2,000 per month plus 135,000 share purchase options which will vest at 25% every three month period and will expire on June 1, 2010.

LEXINGTON ENERGY SERVICES INC.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

May 31, 2007

(Stated in US Dollars)

(Unaudited)

Note 10

Contingencies

a)

An officer of a subsidiary of the Company has claimed that he has been constructively dismissed at the end of December 2006 and seeks one year’s salary as compensation, which amounts to $206,553 (CDN$225,000).  The Company contends that the Vice-President voluntarily resigned.  There has been no liability recorded in the financial statements related to this contingency and any unfavourable settlement of this matter will be recorded in the period in which the contingency is resolved. The Company’s subsidiary received a Garnishee Order and paid $206,553 into court pending resolution of the claim.

b)

A vendor of a subsidiary of the Company has alleged that the subsidiary owes $240,719 for breach of contract.  The subsidiary disputes this claim and contends that services by the vendor were not completed in accordance to the terms of the service agreement. The liability has been recorded in the financial statements related to this contingency and any favourable or unfavourable settlement of this matter will be recorded in the period in which the contingency is resolved.  Management of the subsidiary has filed its statement of defence.

Note 11

Promissory Notes Payable

The promissory notes payable are due to a director of the Company or a Company with a common director, are unsecured, bear interest at 10% per annum and are payable on demand including interest payable of $1,638.  Subsequent to May 31, 2007, the promissory notes payable and interest payable were repaid in full.

Note 12

Obligations Under Capital Lease

The Company has obligations under capital leases for machinery and equipment to May 31, 2011.

Future minimum lease payments as at May 31, 2007, are as follows:

2007

2008	$ 745,399
2009	524,599
2010	524,599
2011	966,199

2,760,795

Less: Imputed interest	(552,795)

2,208,000

Less: Current portion	(962,631)

Obligations under capital leases	$ 1,245,369

LEXINGTON ENERGY SERVICES INC.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

May 31, 2007

(Stated in US Dollars)

(Unaudited)

Note 13

Subsequent Events – Notes 6, 9 and 11

Subsequent to May 31, 2007:

a)

the Company issued 113,183 common shares at $0.40 per share for payment of legal fees.

b)

the Company received  cash proceeds of $183,500 in respect to a private placement for 367,000 units whereby each unit consists of 1 common share and 1 share purchase warrant.  Each warrant entitles the holder to purchase 1 common share of the Company’s stock at $0.60 per share.  The expiration of the warrants is 2 years from the date of issuance.

c)

the Company entered into a capital lease for equipment/machinery, repayable in monthly instalments totalling $29,985, including interest and maturing July 2011.

Note 14

Economic Dependence

During the six month period ended May 31, 2007, the Company was economically dependent on two customers which accounts for 78% and 22% of total revenue, respectively.

LEXINGTON ENERGY SERVICES INC.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

May 31, 2007

(Stated in US Dollars)

(Unaudited)

Dealer Prospectus Delivery Obligation

Until 90 days after the effective date of this Prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Indemnification of Officers and Directors

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of us is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

•

Article 5 of our Bylaws, filed as Exhibit 3.4 to the Registration Statement on Form SB-2 on May 16, 2006; and

•

Nevada Revised Statutes (“NRS”), Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making us responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Nevada Revised Statutes

Section 78.138 of the NRS provides for immunity of directors from monetary liability, except in certain enumerated circumstances, as follows:

“Except as otherwise provided in NRS 35.230, 90.660, 91.250, 452.200, 452.270, 668.045 and 694A.030, or unless the Articles of Incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

(a)

his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

(b)

his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.”

Section 78.5702 of the NRS provides as follows:

1.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)

is not liable pursuant to NRS 78.138; or

(b)

acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)

is not liable pursuant to NRS 78.138; or

(b)

acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

3.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Opinion of the SEC

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

Other Expenses of Issuance and Distribution

Our estimated expenses in connection with the issuance and distribution of the securities being registered are estimated to be as follows:

Commission filing fee	$35
Legal fees and expenses	5,000
Accounting fees and expenses	10,000
Printing and marketing expenses	100
Miscellaneous	65
Total	$15,200

Recent Sales of Unregistered Securities

Since our inception on March 30, 2005 to August 24, 2007, we have completed the following sales of unregistered securities.

•

On June 1, 2005, we issued 5,000,000 common shares to our director Tannisah Kruse and 5,000,000 shares to our director Larry Kristof at a price of $0.0001 per share for total proceeds of $1,000.

•

On October 1, 2005, we issued our two officers options to purchase 500,000 common shares at a price of $0.10 each until October 1, 2007.

•

On October 20, 2005, we issued our two officers options to purchase 375,000 common shares at a price of $0.10 each until October 19, 2007 or immediately expiring upon termination of the management agreement, whichever occurs first.

•

From October 24 to November 2, 2005, we  issued 1,150,000 shares of common stock to 7 investors at $0.03 per share for total proceeds of $34,500.

•

From November 4 to November 16, 2005, we issued 1,115,000 shares of common stock to 18 non US investors and one US investor at $0.10 per share, for total proceeds of $111,500.  (Taking into consideration the cancellation of 100,000 shares on January 4, 2006, pursuant to a rescinded share subscription agreement). We relied on Regulation S and Section 4(2) of the Securities Act as exemptions from registration for this issuance.

•

In December 2005, we issued 460,000 shares of common stock to 13 non US investors and one US investor at $0.20 per share for cash proceeds of $92,000. We relied on Regulation S and Section 4(2) of the Securities Act as exemptions from registration for this issuance.

•

On December 30, 2005, we issued one officer options to purchase 150,000 common shares at a price of $0.20 each until December 30, 2007.

•

In February 2006, we issued 516,000 shares of common stock to 22 non US investors and one US investor at $0.50 per share for cash proceeds of $258,000. We relied on Regulation S and Section 4(2) of the Securities Act as exemptions from registration for this issuance.

•

In March 2006, we issued 1,151,930 shares of common stock to 84 non US investors at $0.50 per share for cash proceeds of $575,965. (Taking into consideration the cancellation of 2,000 shares on March 30, 2006 and 4,000 shares on April 25, 2006, pursuant to two rescinded share subscription agreements).

•

On March 13, 2006, we issued four consultants options to purchase a total of 370,000 common shares at a price of $0.50 each until March 13, 2008.

•

On March 29, 2006, Tannisah Kruse (who resigned as our director on March 28, 2006) sold 4,750,000 shares of her common shares to Greystone Holdings Ltd., a company controlled by Brent Nimeck, another director at $0.0001 per share for proceeds of $475.

•

In April 2006, we issued 860,696 shares of common stock to 53 non US investors at $0.50 per share for cash proceeds of $435,348. (Taking into consideration the cancellation of 30,000 shares on May 30, 2006, pursuant to two rescinded share subscription agreements).

•

On April 5, 2006, we issued our officers and consultants options to purchase a total of 860,000 common shares at a price of $0.50 each until April 5, 2008.

•

On May 17, 2006, we issued our officers and consultants options to purchase a total of 820,000 common shares at a price of $0.50 each until May 17, 2008.

•

On May 29, 2006 we issued 4,000 shares of common stock to an investor at $0.50 per share for cash proceeds of $2,000.

•

In August 2006, we issued 2,567,952 common shares to non US investors at $0.85 per share, for cash proceed of approximately $2,182,759.

•

On August 1, 2006, we issued our consultants options to purchase a total of 400,000 common shares at a price of $0.85 each until August 1, 2008.

•

In October 2006, we issued consultants and officers options to purchase 95,000 common shares at $0.85 per share until October 3, 13, and 16, 2008.

•

In November 2006, we issued 1,176,470 shares of common stock upon the conversion of principal under two 10% convertible debentures, There is no any interests accrued under those convertible debentures. Under two convertible debentures, a total of 500,000 warrants were issued exercisable at a price of $0.85 until November 1, 2008.

•

In November 2006, we issued one consultant options to purchase 25,000 common shares at a price of $0.85 per share until November 15, 2008.

•

In December 2006, we issued 484,642 shares of common stock to 24 non US investors at $1.00 per share for cash proceeds of $484,642. (Taking into consideration the cancellation of 10,000 shares on December 13, 2006, pursuant to one rescinded share subscription agreement).

•

In December 2006 we issued 43,860 common shares upon the exercise of options at $0.50 per share for cash proceeds of $21,930.

•

In February 2007 we issued 330,957 common shares to 7 non US investors at $1.00 per share for cash proceeds of $330,957.

•

In March 2007 we issued 255,000 common shares to five US investors at $1.00 per share for cash proceeds of $255,000 and 20,548 common shares to a US company for consulting services. We relied on Section 4(2) of the Securities Act as exemptions from registration for this issuance.

•

On March 6, 2007 we issued Larry Kristof, our former President, CEO and CFO, options to purchase up to 500,000 common shares in accordance with his employment agreement. However, these options expired on April 20, 2007 when he resigned as President, CEO and CFO.

•

In April 2007 we issued a director 325,000 common shares for one year of a director’s services and a consultant 70,000 common shares and options to purchase up to 150,000 common shares for his consulting services.

•

In May 2007 we issued two US companies and one non US person 100,000 common shares and warrants to purchase up to 150,000 common shares at $0.85 per share until May 11, 2012 for their consulting services. We relied on Regulation S and Section 4(2) of the Securities Act as exemptions from registration for this issuance.

•

In July 2007 we issued a non US company 600,000 common shares and warrants to purchase up to 300,000 common shares at $0.60 per share until July 11, 2009 for its consulting services.

Except as otherwise noted above, all of the above issuances were exempt from registration under Regulation S of the Securities Act.

We completed the offerings of the common stock pursuant to Rule 903 of Regulation S of the Securities Act on the basis that the sale of the common stock was completed in an "offshore transaction", as defined in Rule 902(h) of Regulation S.  We did not engage in any directed selling efforts, as defined in Regulation S, in the US in connection with the sale of the units.  Each investor was not a US person, as defined in Regulation S, and was not acquiring the shares for the account or benefit of a US person.

Our reliance upon the exemption under Section 4(2) of the Securities Act of 1933 was based on the fact that the issuance of these shares did not involve a “public offering.”  The offering was not a "public offering" as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investors had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a "public offering." The investors negotiated the terms of the transactions directly with our executive officers. No general solicitation was used, no commission or other remuneration was paid in connection with these transactions, and no underwriter participated. Based on an analysis of the above factors, these transactions were effected in reliance on the exemption from registration provided in Section 4(2) of the Securities Act for transactions not involving any public offering.

Exhibits

Exhibit Number	Exhibit Description
3.1	Certificate (Articles) of Incorporation as filed with the Nevada Secretary of State on March 30, 2005 (1)
3.2	Certificate of Amendment to Articles of Incorporation filed September 30, 2005 (1)
3.3	Certificate of Amendment to Articles of Incorporation filed January 11, 2006 (1)
3.4	Bylaws (1)
5.1	Legal Opinion & Consent
10.1	Brent Nimeck Employment Agreement dated June 1, 2006 (2)
10.2	Elston Johnston Director Agreement dated April 2, 2007 (5)
10.3	Real Estate Purchase Contract between Lexington and Jackson Cattle Co. Ltd. dated February 3, 2006 (1)
10.4	Addendum to Real Estate Purchase Agreement with Jackson Cattle Co. Ltd. dated February 23, 2006 (2)
10.5	Amendment to Real Estate Purchase Agreement with Jackson Cattle Co. Ltd. dated August 2, 2006 (3)
10.6	Amendment to Real Estate Purchase Agreement with Jackson Cattle Co. Ltd. dated August 31, 2006 (4)
10.7	Addendum to Real Estate Purchase Agreement with Jackson Cattle Co. Ltd. dated November 30, 2006 (5)

10.8	Vehicle Financing Agreements with Rocket Leasing dated May 24, 2007 (6)
21	List of Subsidiaries
Lexcore Services Inc. (Nevada)
Lexcoil Inc. (Nevada)
Nitro-Gen Technologies Inc. (Alberta, Canada)
23.1	Consent of Auditor

(1)

Included as exhibits on our Form SB-2 filed May 16, 2006.

(2)

Included as exhibits on our Form SB-2/A filed July 7, 2006.

(3)

Included as exhibits on our Form SB-2/A filed August 9, 2006.

(4)

Included as exhibits on our Form SB-2/A filed September 1, 2006.

(5)

Included as exhibits on our Form SB-2 filed December 21, 2006.

(6)

Included as exhibits on our quarterly report on Form 10QSB filed July 23, 2007

Undertakings

Lexington hereby undertakes:

1.

to file, during any period in which offers or sales are being made, a post-effective amendment to this Prospectus to:

•

include any prospectus required by Section 10(a)(3) of the Securities Act;

•

reflect in the prospectus any facts or events arising after the effective date of the prospectus (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the prospectus. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Prospectus; and

•

include any material information with respect to the plan of distribution not previously disclosed in the prospectus or any material change to such information in the Prospectus;

2.

that for determining liability under the Securities Act, treat each post-effective amendment as a new Prospectus of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

3.

to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering; and

4.

for determining liability of Lexington under the Securities Act to any purchaser in the initial distribution of the securities, Lexington undertakes that in a primary offering of securities of Lexington pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, Lexington will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of Lexington relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of Lexington or used or referred to by Lexington;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about Lexington or its securities provided by or on behalf of Lexington; and

(iv) Any other communication that is an offer in the offering made by Lexington to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Signatures

In accordance with the requirements of the Securities Act, Lexington certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Prospectus on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on August 27, 2007.

LEXINGTON ENERGY SERVICES INC.

By:	/s/ Brent Nimeck
Brent Nimeck
President, Director, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer

In accordance with the requirements of the Securities Act, this Prospectus has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES	TITLE	DATE

/s/ Brent Nimeck	President, Director, Chief Executive Officer, Chief Financial Officer,	August 27, 2007
Brent Nimeck	Principal Accounting Officer

/s/ Elston Johnston	Director	August 27, 2007
Elston Johnston